UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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bebe stores, inc.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

December 15, 2015, at 9:30 a.m. local time

400 Valley Drive

Brisbane, California 94005

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on December 15, 2015, at 9:30 a.m. local time, at our executive offices located at 400 Valley Dr., Brisbane, California 94005.

The formal Notice of Annual Meeting of Shareholders and Proxy Statement are attached and describe the matters to be acted upon by our shareholders.

It is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the attached Proxy Statement, please complete, date, sign and return the accompanying form of proxy. Your vote is important, regardless of the number of shares you own.

Sincerely yours,

Jim Wiggett

Chief Executive Officer

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

December 15, 2015

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of bebe stores, inc., a California corporation, for use at the Annual Meeting of Shareholders to be held on December 15, 2015, at 9:30 a.m., local time, at the Company’s offices located at 400 Valley Drive, Brisbane, California and at any adjournment thereof. It is being mailed to the shareholders on or about October 30, 2015. (“We,” “our,” “bebe” and the “Company” refer to bebe stores, inc.)

PROXY SUMMARY

bebe stores 2015 Annual Meeting Of Shareholders

December 15, 2015 9:30 a.m., local time	400 Valley Drive Brisbane, California

Voting Matters

ITEMS	BOARD RECOMMENDATION
To elect our six directors.	FOR each nominee
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.	FOR

To approve an amendment to our Amended and Restated Articles of Incorporation to effect (i) a reverse stock split of our common stock at a ratio of 1-for-3 and (ii) a corresponding reduction in the total number of authorized shares of our common stock from 135,000,000 to 45,000,000, with the final decision whether to proceed with the filing of the amendment to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 15, 2016.

FOR

Notice of Annual Meeting

of Shareholders

To be held December 15, 2015

OCTOBER 30, 2015

To our Shareholders:

Notice is hereby given that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of bebe stores, inc., a California corporation, will be held on December 15, 2015, at 9:30 a.m. local time, at our principal executive offices located at 400 Valley Drive, Brisbane, California 94005 for the following purposes:

1.

To elect the six director nominees named in the Proxy Statement to hold office as board members until the Company’s 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified, or until their earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 2, 2016;
3.

To approve an amendment to our Amended and Restated Articles of Incorporation to effect (i) a reverse stock split of our common stock at a ratio of 1-for-3 and (ii) a corresponding reduction in the total number of authorized shares of our common stock from 135,000,000 to 45,000,000, with the final decision whether to proceed with the filing of the amendment to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 15, 2016; and

4.	To transact such other business as may properly come before the meeting.

Your board of directors recommends that you vote: “FOR” the election of the director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the section caption “Election of Directors,” vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 2, 2016 and vote “FOR” the amendment to the Company’s Amended and Restated Articles of Incorporation to (i) effect a reverse stock split of our common stock at a ratio of 1-for-3 and (ii) a corresponding reduction in the total number of authorized shares of our common stock from 135,000,000 to 45,000,000, with the final decision whether to proceed with the filing of the amendment to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 15, 2016.

Shareholders of record at the close of business on October 21, 2015, are entitled to notice of, and to vote at, the meeting and adjournments or postponements of the meeting.

Thank you for your continued support.

Sincerely yours,

Gary Bosch

Vice President, General Counsel and Corporate Secretary

PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK, OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THE HOLDER OF RECORD IN ORDER TO VOTE YOUR SHARES.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS	1

General	1

PROPOSAL ONE: ELECTION OF DIRECTORS	3

General	3

CORPORATE GOVERNANCE	8

Committees of the Board	8

Director Nominees, Qualification, and Consideration	11

Board and Management Role in Risk Oversight	13

Risk Assessment in Compensation Programs	14

Certain Relationships and Related Transactions	14

Communications with Directors	16

COMPENSATION DISCUSSION AND ANALYSIS	17

Executive Summary	17

Compensation Philosophy	19

Compensation Committee Action	20

Role of Compensation Consultant and Management	20

Total Direct Compensation	22

Compensation Components	22

Benefits and Perquisites	29

Severance, Change in Control Benefits and Related Matters	29

Section 162(m) of the Internal Revenue Code	30

Accounting Considerations	30

Governing Policies Regarding Company Securities	30

COMPENSATION TABLES AND RELATED INFORMATION	31

Summary Compensation Table	31

Grants of Plan-Based Awards	33

Outstanding Equity Awards at Fiscal Year End	34

Option Exercises and Stock Vested	36

Employment, Severance, Change in Control Arrangements	36

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE	39

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	40

REPORT OF THE AUDIT COMMITTEE	42

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43

PROPOSAL THREE: APPROVAL OF AMENDMENT TO BEBE’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK	45

Overview	45

Background and Reasons for the Reverse Stock Split Charter	46

Effects of the Reverse Stock Split	47

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	51

TRANSACTION OF OTHER BUSINESS	51

HOUSEHOLDING	51

ADDITIONAL INFORMATION	51

400 Valley Drive

Brisbane, California 94005

PROXY STATEMENT FOR ANNUAL

MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the board of directors (the “Board”) of bebe stores, inc., a California corporation, for use at our Annual Meeting of Shareholders to be held on December 15, 2015, or any adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

General

Annual Report

Our annual report on Form 10-K for the fiscal year ended July 4, 2015, is enclosed with this proxy statement.

Voting Securities

Only shareholders of record as of the close of business on October 21, 2015, will be entitled to vote at the meeting and any adjournments or postponements of the meeting. As of that date, we had 79,872,095 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting of Shareholders. Shareholders may vote in person or by proxy. Each shareholder of record is entitled to one vote for each share of stock held by him, her or it. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

We are mailing this proxy statement, the accompanying proxy card and the accompanying annual report on Form 10-K for the fiscal year ended July 4, 2015, on or about October 30, 2015, to all shareholders entitled to vote at the Annual Meeting.

Shares Held in “street name,” Broker Non-Votes and Routine Matters

If your shares are held of record by a broker, brokerage firm, broker-dealer, bank or other nominee in a fiduciary capacity (typically referred to as being held in “street name”), you should review the information provided to you by the holder of record. This information will describe the procedures you must follow in instructing the holder of record how to vote your “street name” shares and how to revoke your previous instructions.

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in “street name” but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in “street name,” brokers have the discretion to vote such shares on routine matters even if they have not received voting instructions from the beneficial owner, but not on non-routine matters. The only proposal this year which is considered a routine matter is the ratification of the appointment of our independent registered public accounting firm. The election of directors and the amendment to our articles of incorporation are considered “non-routine,” so your broker can only vote your shares if it receives voting instructions from you.

bebe stores, inc.	1

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting shareholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket expenses. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

All shares represented by a valid proxy received prior to the meeting will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted according to the specification made. If no choice is indicated on the proxy, except in the case of a broker non-vote on a non-routine matter, the shares will be voted as recommended by the board, and as follows: “FOR” the election of each of the director nominees listed under the caption “PROPOSAL ONE: ELECTION OF DIRECTORS,” “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accounting firm for the year ending July 2, 2016, as described in “PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FOR” the amendment to the Company’s Amended and Restated Articles of Incorporation to (i) a reverse stock split of our common stock at a ratio of 1-for-3 and (ii) a corresponding reduction in the total number of authorized shares of our common stock from 135,000,000 to 45,000,000, with the final decision whether to proceed with the filing of the amendment to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 15, 2016 as described in “PROPOSAL THREE: APPROVAL OF AMENDMENT TO BEBE’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK”

A shareholder giving a proxy has the power to revoke his, her or its proxy, at any time prior to the time it is voted, by delivering to our Legal Department, at our principal offices located at 400 Valley Drive, Brisbane, California 94005, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Delivery of Proxy Statement

To reduce the expense of delivering duplicate voting materials to our shareholders who may have more than one bebe stock account in one household, with your consent and unless otherwise requested, we will only deliver one set of voting materials, which includes the proxy statement, proxy cards and the 2015 annual report on Form 10-K, to shareholders who share the same address.

If you share an address with another shareholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Legal Department at: (415) 715-3900, or by writing to us at: bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on December 15, 2015: This proxy statement and our 2015 Annual Report on Form 10-K are available on the Investors Relations page at http://investorrelations.bebe.com/sec-filings.

bebe stores, inc.	2

PROPOSAL ONE: ELECTION

OF DIRECTORS

General

Our Board currently consists of seven directors. At the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board has designated six director nominees for election at the Annual Meeting of Shareholders. If elected, the nominees will serve as directors until our Annual Meeting of Shareholders in 2016 and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. If a nominee declines to serve or becomes unavailable for any reason, or if another vacancy occurs before the election, although management knows of no reason to anticipate that this will occur, the Board may designate a substitute nominee, in which case the proxy holders will vote shares not represented by broker non-votes and for which they hold a valid proxy “for” the substitute nominee.

Vote Required and Board of Directors’ Recommendation

If a quorum representing a majority of all outstanding shares of common stock is present, either in person or by proxy, the six nominees for director receiving the highest number of votes “for” will be elected. If no choice is indicated, the shares will be voted in favor of election. Broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will not have an effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

Director Nominees

Below we have set forth our director nominees to be elected at this meeting, along with their age and current position(s), followed by a summary of background and business experience for each. The information set forth in the table has been furnished to us by each nominee.

Manny Mashouf	BACKGROUND
Age 77

Mr. Mashouf founded bebe stores, inc. and has served as Chairman of the Board since our incorporation in 1976. Mr. Mashouf served as our Chief Executive Officer from 1976 to February 2004 and again from January 2009 to January 2013.

Chairman of the Board since 1976

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bebe stores, inc.	3

PROPOSAL ONE: ELECTION OF DIRECTORS

Brett Brewer	BACKGROUND
Age 43

Mr. Brewer has served as a director since July 2014. Mr. Brewer is an Internet entrepreneur who has built, operated and sold Internet media companies. In 1998, he co-founded Intermix Media, which launched several on-line businesses including Myspace.com, Skilljam.com and Alena.com. He took Myspace public in 1999 and the company was sold to NewsCorp in October 2005. Mr. Brewer currently serves as the co-founder and Managing Director of CrossCut Ventures and as a director of Pacific Sunwear of California, Inc. He also serves as Vice Chairman and a Director of Adknowledge.com, a behavioral-based advertising technology company. In addition, Mr. Brewer is on the board of After School All-Stars, a non-profit organization that provides after school programs for kids. From 2007 to 2009, he served on the Board of Transworld Entertainment, a specialty music and video retailer with a national mall-based store portfolio. From 2004 to 2009, Mr. Brewer was a board member of Bizworld, a non-profit organization that teaches children about business, entrepreneurship and money management through project-based learning.

Director since 2014
Committees:
¡ Audit ¡ Nominating and Corporate Governance (Chair)

Corrado Federico	BACKGROUND
Age 74

Mr. Federico has served as a director since November 1996. From approximately 1997 through 2008, Mr. Federico served on the board of directors for Hot Topic, a publicly traded retail clothing company. He was President of Solaris Properties from 1990 until December 2008 and served as the President of Corado, Inc., a land development firm, from 1991 to 2014. From 1986 to 1991, Mr. Federico held the position of President and Chief Executive Officer of Esprit de Corp, Inc., a wholesaler and retailer of junior and children’s apparel, footwear and accessories.

Director since 1996
Committees:
¡ Compensation ¡ Nominating and Corporate Governance

Seth Johnson	BACKGROUND
Age 61

Mr. Johnson has served as director since July 2014. Mr. Johnson has served on the board of directors of Tilly’s, Inc. since 2011 and served on the board of directors, and as lead Director of True Religion Apparel, Inc. from 2010 to 2013. From 2007 to 2009, Mr. Johnson was an instructor in business strategy at Chapman University’s Argyros School of Business and Economics. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California, Inc. In addition, he was the Chief Operating Officer of Abercrombie & Fitch Co. from 1999 to 2004 and was its Chief Financial Officer from 1992 to 1998. Mr. Johnson has also previously served on the boards of Pacific Sunwear of California, DEI Holdings, Inc. and Abercrombie & Fitch, and currently serves on the board of the Pacific Symphony.

Director since 2014
Committees:
¡ Audit ¡ Compensation (Chair) ¡ Nominating and Corporate Governance

bebe stores, inc.	4

PROPOSAL ONE: ELECTION OF DIRECTORS

Robert Galvin	BACKGROUND
Age 56

Mr. Galvin has served as a director since November 2014. Mr. Galvin also serves on the board of directors for three retail companies, Lands End, Cherokee and Big 5 Sporting Goods. Mr. Galvin has served with Big 5 Sporting Goods since July 2015, with Lands End, a catalogue and on-line focused business, since May 2014 and with Cherokee since May 2012. Mr. Galvin’s retail experience also includes executive roles with numerous fashion and retail companies, including as Chief Executive Officer for Elie Tahari in 2013, President of Camuto Group from 2007 through 2011, Chief Operating Officer of Sports Brands International from 2003 through 2007 and Executive Vice President, Chief Financial Officer for Nine West Group from 1995 through 1999. Mr. Galvin was also a partner with the accounting firm of Deloitte & Touche LLP.

Director since 2014
Committees:
¡ Audit (Chair) ¡ Compensation

Jim Wiggett	BACKGROUND
Age 65

Mr. Wiggett has served as Chief Executive Officer since June 2014 and director since December 2014. Mr. Wiggett brings 40 years of retail, merchandising and business experience to the Company. He has served as the Chief Executive Officer and founder of Jackson Hole Group, a strategic consulting group, since 2002. Prior to founding Jackson Hole Group, Mr. Wiggett served as Executive Vice President of the Selective Distribution Group, one of 5 operating divisions of Moet Hennesy Louis Vuitton (“LVMH”) from 1999 through 2002. He also served as President and Chief Executive Officer of Sephora.com, one of LVMH’s operating companies/brands. Prior to that, Mr. Wiggett held senior positions with Duty Free Stores, Charles Schwab Corporation, the ITEL Corp., Cambridge Plan International and R.H. Macy Corp.

Director since 2014

Independence

The Board has reviewed, considered and discussed each current director and director nominee relationship, both direct and indirect, with the Company and its subsidiaries in order to determine whether such director or director nominee is independent for purposes of the Nasdaq Listing Rules. The Board has determined that five of the seven members of the current board qualify as independent throughout the fiscal year ended July 4, 2015. Specifically, the Board has determined that Brett Brewer, Corrado Federico, Seth Johnson, Blair Lambert and Robert Galvin have no relationships with the Company (outside of their services as board members as the case may be) and each qualify as independent under the applicable Nasdaq Listing Rules.

The Board’s Chairman, Mr. Mashouf, does not qualify as independent because Mr. Mashouf’s nephew is our Chief Digital and Technology Officer. Mr. Mashouf’s consulting firm, SKID Holdings, LLC, provides consulting services to the Board and his son, Paul Mashouf, consults for us. (see “Certain Relationships and Related Transactions” below).

Mr. Wiggett does not qualify as independent because he is our Chief Executive Officer.

Change in Board Member Composition during, and subsequent to Fiscal 2015

On August 22, 2014, Narender Singh (our board member since May 13, 2013) resigned from the Board.

On November 5, 2014, Robert Galvin was appointed to the Board.

bebe stores, inc.	5

PROPOSAL ONE: ELECTION OF DIRECTORS

On December 15, 2014, Jim Wiggett was appointed to the Board.

On October 23, 2015, Blair Lambert (our board member since July 3, 2014) announced his intention to complete his term as a board member through our annual meeting on December 15, 2015, and will not seek reelection at that meeting.

Director Compensation

The following table shows the compensation of the non-employee members of our Board for fiscal 2015.

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Brett Brewer(3)	$60,000	$87,439	$147,439
Corrado Federico	$50,000	$64,999	$114,999
Robert Galvin(5)	$32,744	$64,999	$97,743
Seth Johnson(3)	$60,000	$87,439	$147,439
Blair Lambert(4)	$60,000	$87,439	$147,439
Manny Mashouf(6)	$45,000	$0	$45,000
Narender Singh(7)	$0	$0	$0

(1)    During fiscal 2015, Mr. Wiggett, as CEO and Board member, did not receive any additional compensation for serving as a director. All of his compensation for his services to the Company is shown in the “Summary Compensation Table.”

(2)    On November 5, 2014, Messrs. Brewer, Johnson, and Lambert received an equity grant of 38,183 restricted stock units (“RSUs”), which represents the annual director equity fee plus a proration of the director equity fee for each of their services performed from July 3, 2014 (the date the directors were appointed to the board) to November 5, 2014 (the date of the annual shareholder meeting). On November 5, 2014, Messrs. Federico and Galvin received an equity grant of 28,384 RSUs, which represents the annual director equity fee. Amounts shown represent the grant date fair value of the awards granted by us in fiscal 2015, computed in accordance with FASB ASC Topic 718, based on our closing stock price of $2.29 on the grant date of November 5, 2014. The actual value, if any, that a director may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award. Thus, there is no assurance that the value, if any, eventually realized by the director will correspond to the amount shown.

The table below shows the aggregate number of RSUs outstanding for each non-employee director as of July 4, 2015.

Name	Aggregate Stock Awards Outstanding as of July 4, 2015	Aggregate Stock Options Outstanding as of July 4, 2015
Brett Brewer	38,183	–
Corrado Federico	28,384	307,766
Robert Galvin	28,384	–
Seth Johnson	38,183	–
Blair Lambert	38,183	–
Manny Mashouf	–	–
Narender Singh(7)	–	–

(3)    Messrs. Brewer and Johnson were appointed to the Board on July 3, 2014.

(4)    On October 23, 2015 Mr. Lambert, who was appointed to the Board on July 3, 2014, announced his intention to complete his term as a board member through our annual meeting on December 15, 2015, and will not seek reelection at that meeting.

bebe stores, inc.	6

PROPOSAL ONE: ELECTION OF DIRECTORS

(5)    Mr. Galvin was elected to the Board on November 5, 2014 and received a pro-rata director cash fee for fiscal 2015.

(6)    Mr. Mashouf was not compensated with any equity for his services as a board member. Mr. Mashouf’s consulting firm, SKID Holdings, LLC, provided consulting services to the board in fiscal 2015 and was paid $555,000 yearly in equal monthly installments of $46,250 per month for such services. This latter amount is not reflected in the chart above.

(7)    Mr. Singh resigned from the Company’s board of directors on August 22, 2014, and his outstanding restricted stock units were forfeited upon his resignation.

Narrative Disclosure to Director Compensation Table

During fiscal 2015, non-employee directors received the following compensation, based on the Board fee schedule (“2015 Director Fee Schedule”):

•	director cash fee of $60,000 per year for any non-employee, non-founder board member who holds a Committee chair position, payable in equal quarterly payments;

•	a director cash fee of $50,000 per year for any non-employee, non-founder board member who does not hold a Committee chair position, payable in equal quarterly payments; and

•	a director equity fee with a value of $65,000 for any non-employee, non-founder board member.

Pursuant to the 2015 Director Fee Schedule, Mr. Mashouf received a Chairman cash fee of $45,000 per year, payable in equal monthly installments.

In addition to the cash and equity fees, we reimbursed all directors for their expenses incurred in attending meetings and up to $2,000 per year for their expenses incurred toward continuing board education.

The director equity fee is awarded as grants of RSUs, with a fixed grant value of $65,000. Each RSU represents a right to receive a share of stock on a date determined in accordance with the provisions of our 1997 Stock Plan, as amended (the “1997 Plan”), and the participant’s RSU agreement. These RSUs vest on the date of the 2015 Annual Meeting of Shareholders, if the director remained a board member through the end of the day prior to the 2015 Annual Meeting of Shareholders.

The Board fee schedule for fiscal 2016 is set to remain the same as fiscal 2015.

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bebe stores, inc.	7

CORPORATE GOVERNANCE

Committees of the Board

The Board has three standing committees – the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”) and the Nominating and Corporate Governance Committee (the “Governance Committee”). Each of the Audit, Compensation and Governance Committees is organized and conducts its business pursuant to a written charter, a copy of which is posted on the Corporate Governance page of the Investor Relations section of the Company’s website at www.bebe.com. Annually, each committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Board can also appoint a Special Committee at its discretion and as circumstances may warrant (see below, Special Committee). For nearly all of fiscal 2015, the members of the standing committees were those identified in the following table. Neither Mr. Mashouf nor Mr. Wiggett sat on any of the committees during fiscal 2015.

Committees of the Board

Director	Audit	Compensation	Nominating and Corporate Governance
Brett Brewer	X	-	Chair
Corrado Federico	-	X	X
Seth Johnson	X	Chair	X
Blair Lambert	Chair*	X	-
Robert Galvin	Chair*	X	-

Fiscal 2015 Meetings	7	6	6

*  On October 23, 2015, Mr. Lambert announced his intention to complete his term as a board member through our annual meeting on December 15, 2015, and will not seek reelection at that meeting. Following Mr. Lambert’s term, Mr. Galvin will serve as Chair of the Audit Committee.

Board Meetings and Attendance

During the fiscal year ended July 4, 2015, the Board held seven meetings. Each director serving on our board in fiscal year 2015 attended at least 75% of the meetings of the board of directors and committees on which he or she served.

bebe stores, inc.	8

CORPORATE GOVERNANCE

Board Committee Responsibilities

	Responsibilities	Committee Members	Meetings in Fiscal 2015

AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board in monitoring and fulfilling the following:

  ¡ the oversight and integrity of the financial reports and other financial information provided by us to any governmental body and to the public;

  ¡ the engagement, retention, compensation and oversight of our independent registered public accounting firm, including:

  (1) the review of their qualifications, independence and performance and;

  (2) the review and approval of the fee arrangements and terms of engagement, including the planned scope of the audit as well as any non-audit services that may be performed by them;

  ¡ the review with management and our auditors of the adequacy of internal financial controls, review of our critical accounting policies and the application of accounting principles; and

  ¡ compliance with regulatory and legal requirements;

  ¡ the review and approval of any new related party agreements and preparing any related report required by the rules of the SEC.

  The Board has determined that each member of the Audit Committee qualified and qualifies as being independent for purposes of the Nasdaq Listing Rules.

		Blair Lambert*+ (Chairman) Brett Brewer Seth Johnson Robert Galvin* # * audit committee financial expert	7

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The primary function of the Compensation Committee is to aid the Board in discharging its responsibilities relating to compensation and benefits of our Chief Executive Officer, our other named executive officers and certain other of our employees as may be determined by the Compensation Committee. Among other things, the Compensation Committee performs the following:

   ¡ reviews, recommends and approves salaries and other compensation of executive officers;

  ¡ oversees and approves our compensation policies and practices and preparing any related report required under the rules and regulations of the SEC;

  ¡ assists the Board in succession planning, development and retention of senior management talent, and helping to ensure leadership continuity and organizational strength; and

		Seth Johnson (Chairman) Corrado Federico Blair Lambert+ Robert Galvin	6

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CORPORATE GOVERNANCE

	Responsibilities	Committee Members	Meetings in Fiscal 2015

  ¡ administers our stock award and incentive plans (including reviewing, recommending and approving stock award grants to executive officers).

The Board has determined that each member of the Compensation Committee qualified and qualifies as being independent for purposes of the Nasdaq Listing Rules.

Compensation Committee Interlocks and Insider Participation: No member of the Compensation Committee is currently, or was during fiscal 2015, an officer or employee of ours or any of our subsidiaries. However, Mr. Lambert previously served as the Company’s CFO as stated in his biographical information. No other member of the Compensation Committee was formerly an officer of ours or any of our subsidiaries. No member of the Compensation Committee is currently, or was during fiscal 2015, an executive officer of another company which has a comparable board committee on which one of our executive officers serves.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The overall function of the Governance Committee is to aid the Board in meeting its responsibilities which primarily include:

  ¡ identify individuals qualified to become members of our board of directors;

  ¡ recommend to the Board director nominees for each election of directors;

  ¡ develop and recommend criteria for selecting qualified director candidates;

  ¡ consider committee member qualifications, appointment and removal;

  ¡ recommend corporate governance principles, codes of conduct and compliance mechanisms;

  ¡ provide oversight in the evaluation of our board of directors and each of its committees; and

  ¡ evaluatee the performance of the CEO, in conjunction with the Compensation Committee; and

  ¡ perform activities consistent with its Charter, the Company’s Bylaws and governing law.

		Brett Brewer (Chairman) Corrado Federico Seth Johnson	6

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CORPORATE GOVERNANCE

* On October 23, 2015, Mr. Lambert announced his intention to complete his term as a board member through our annual meeting on December 15, 2015, and will not seek reelection at that meeting.

# Following Mr. Lambert’s term, Mr. Galvin will serve as Chairman of the Audit Committee.

Special Committee

The Board can appoint a Special Committee, and assemble any number of board members who will comprise such committee, in order to address any particular issue the board determines warranted. An example of an issue that might generate a call for such committee is an initial review of a potential company acquisition target.

Director Nominees, Qualification, and Consideration

Consistent with its charter, the Governance Committee will evaluate and recommend to our Board director nominees for each election of directors.

Director Qualifications

In fulfilling its responsibilities, the Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

¡	the appropriate size and composition of our board of directors and its committees;

¡	the perceived needs of our board of directors for particular skills, background and business experience;

¡	the skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other members of our board;

¡	nominees’ independence from management;

¡	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

¡	the benefits of a constructive working relationship among directors; and

¡	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee’s goal is to look at a pool of candidates who are diverse in quality work experience, skills, background, perspective, and profession in order to help ensure a board of directors derived from high quality business and professional experience and varied in perspectives, backgrounds, and skills. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. They must also have an inquisitive nature, objective perspective and mature judgment.

Board members are expected to prepare for, attend, and participate in all board and applicable committee meetings. They are also expected to visit our stores regularly and keep abreast of industry trends. Director candidates must be willing and have sufficient time available, in the judgment of the Governance Committee, to perform all board and committee responsibilities.

The Company has no formal policy regarding “diversity” on the Board. The Governance Committee seeks candidates without regard to race, color, religion, sexual orientation, gender or gender identity & expression, marital status, national or ethnic origin, ancestry, age, disability, veteran status, genetic characteristics or information, medical condition, physical or mental disability, and any other consideration made unlawful by state, federal or local law. While not implying a diversity policy in any area, the Company notes that a UC Davis Study of California Women Business Leaders ranked bebe #10 in 2014, #6 in 2013, #2 in 2012 following two straight years at #1 for our continued commitment to women and diversity in key leadership and board roles. bebe has consistently ranked in the top 10 since the Study began in 2006.

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CORPORATE GOVERNANCE

Other than the foregoing, there is no stated minimum criterion for director nominees, although the Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of bebe and its shareholders. Depending on the current needs of the Board, the Governance Committee may weigh certain factors more or less heavily. The Governance Committee believes that it is preferable that at least one member of the board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Governance Committee also believes it is appropriate for one or more key members of bebe’s management to participate as members of the board.

Identifying and Evaluating Candidates for Nomination as Director

The Governance Committee annually evaluates the current members of our Board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Governance Committee regularly assesses the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Governance Committee from time to time through incumbent directors, management, shareholders or third parties. These candidates may be considered at meetings of the Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Governance Committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual meeting. In order to be evaluated in connection with the Governance Committee’s established procedures for evaluating potential director nominees as it pertains to the next annual meeting of shareholders, such shareholder’s recommendation must be sent in writing to the Corporate Secretary, bebe stores, inc., 400 Valley Drive, Brisbane, CA 94005, at least 120 days prior to the anniversary of the date the proxy statement was mailed to shareholders in connection with the prior year’s annual meeting of shareholders, and should contain the following information:

¡	the candidate’s name, age, contact information and present principal occupation or employment; and

¡

a description of the candidate’s qualifications, skills, background and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

For more information, see “SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING” below.

All directors and director nominees submit a completed directors and officers questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

The Governance Committee will evaluate incumbent directors, as well as candidates for director nominees submitted by directors, management and shareholders consistently using the criteria stated above and will select for recommendation to the board the nominees that, in the Governance Committee’s judgment, best suit the needs of the board of directors at that time.

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CORPORATE GOVERNANCE

Committee Charters and Other Corporate Governance Materials

Our Board has adopted charters for its Audit, Compensation, and Governance Committees. Our Board has also adopted a Code of Business Conduct and Ethics, an Insider Trading Policy, and an Anti-Bribery & Foreign Corrupt Practices Act policy which apply to all of our employees, officers and directors. In addition, it has adopted Corporate Governance Principles and Practices for the Board that address the composition of the board, criteria for board membership and other board matters, in order to help promote the effective functioning of the board and its Committees and to reflect the Company’s commitment to high standards of corporate governance. Links to these materials are available on our website, www.bebe.com, under “Investor Relations, Corporate Governance.”

The Company intends to satisfy any disclosure requirements regarding any amendment of, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on the “Corporate Governance” page of the Company’s website at www.bebe.com.

Board and Management Role in Risk Oversight

The Board and its committees have overall responsibility in overseeing management’s identification, assessment, and mitigation of risks that are material to us.

As discussed above under “CORPORATE GOVERNANCE – Committees of the Board – Audit Committee,” the Audit Committee assists the board in its oversight responsibility relating to our systems of internal controls, legal and regulatory compliance, and audit, accounting and financial reporting processes.

As discussed below in “CORPORATE GOVERNANCE – Risk Assessment in Compensation Programs,” the Compensation Committee oversees the management of risks relating to our compensation programs.

As described above in “CORPORATE GOVERNANCE – Committees of the Board – Governance Committee,” the Governance Committee oversees risks associated with corporate governance, business conduct, and ethics.

Throughout the year, and based on management presentation or reports or other information gathered by the Board and its committees, the Board and its committees will identify, assess and discuss with management planning for risk control.

Management is responsible for identifying risk and risk controls which are material to the business and related to its significant business activities, assessing the severity, likelihood, and timing of a potential risk, assessing the costs and potential benefits in addressing the potential risk and developing control and mitigation strategies, as appropriate. Such strategies include enacting programs individually tailored for a certain risk and inserting remedial measures within individual executives’ yearly performance goals and objectives.

In addition to addressing risk issues as described above, from time to time the Board has asked management to conduct an assessment of what it believes are the material risks associated with the business (such assessment is called the “Enterprise Risk Assessment” or “Assessment”) and provide the results of such Assessment for board consideration and comment. This Assessment generally occurs yearly and consists of the Company’s Vice President, General Counsel and the Director of Financial Business Processes conducting interviews with leaders from all our critical departments, compiling and comparing the identified material risks to those risks identified in previous years’ Assessments and to those identified by our competitors in the industry. Management organizes the material risk by severity and likelihood of occurrence, notes which risks identified in the previous Assessment from the previous year continues to exist (and to what extent), and explains which risks had been addressed and to what extent any such risks may have been mitigated. Management then presents the results of its Assessment at the next subsequent board meeting. In each case, the Board reviews and assesses the results and provides management with recommendations on mitigating any such risks as it believes possible and appropriate. Management conducted an Assessment in the first quarter of fiscal 2015 and presented the results to the Audit Committee at the November 2014 meeting.

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CORPORATE GOVERNANCE

Risk Assessment in Compensation Programs

After a thorough review of our compensation practices, and based on all the facts and circumstances available to us at the time of the filing of this Proxy Statement, the Compensation Committee has concluded that our compensation practices are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, we reviewed the compensation of all of our associates in the following business units exposed to potential areas of risk: any business unit that carries a significant portion of our risk portfolio; any business unit whose compensation structure is significantly different than other business units; any business unit that is significantly more profitable than other business units; and any business unit whose compensation expense is a significant percentage of the business unit’s revenue. The Compensation Committee does not believe that any of these specific areas of risk exist for us or apply to our compensation policies and practices in any meaningful manner.

Specifically, the Compensation Committee advocates for, and we enact, practices that serve to encourage longer term goals and reduce the likelihood of excessive short-term risk-taking which strengthen the link between shareholder interests and that of our Named Executive Officers (“NEOs”).

We Do	We Do Not
A significant portion of our CEO’s and NEOs’ Total Direct Compensation, or TDC (as defined below) is at-risk	Very limited perquisites with specific business connection
Comprehensive assessment of CEO and NEO performance	No supplemental Executive Retirement Plans or Pensions
Robust succession planning process with Board review	No hedging or pledging of Company securities
Compensation Committee composed entirely of independent directors	No Options granted below fair market value No tax gross-ups for NEOs on perquisites
Independent compensation consultant hired by and reporting to the Compensation Committee	We do not time equity grant dates based on non-public information
Discretion to adjust Annual Incentive Plan downward based on qualitative individual performance and individual business unit contributions	No Single-Trigger Equity Acceleration Upon Change in Control No Excise Tax Gross-Ups
Compensation programs do not encourage inappropriate risk-taking
Multi-Year Vesting Schedules
Limited Severance Benefits

Certain Relationships and Related Transactions

As part of complying with SEC disclosure obligations, our Audit Committee monitors, reviews and directs for the disclosure, where appropriate, of related party transactions for potential conflicts of interest and other potential improprieties. In doing so, the Audit Committee applies our Code of Business Conduct and Ethics, which is posted on our website at www.bebe.com, under the Corporate Governance Section, and which provides that directors, officers and all other employees are expected to avoid any situation in which personal, family or financial interests conflict or even appear to conflict with our interests. The Corporate Governance Principles and Practices of our Board also requires that a director who has any concerns about a potential conflict of interest will consult with the Board in advance of taking any action, position or interest which might conflict with his or her duties to us.

Specifically, the Audit Committee is interested in any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which we or one of our subsidiaries participates or will participate, where the amount involved exceeds or is expected to exceed $120,000, and a “related person” had, has or will have a direct or indirect interest. Pursuant to applicable SEC guidelines, a “related person” is any person who is or was an executive officer, a director or a director nominee of ours, or an immediate family member of any such

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CORPORATE GOVERNANCE

individual, and any time since the beginning of our last fiscal year; or who, at the time of the occurrence or at any time during the existence of the transaction, is the beneficial owner of more than 5% of our outstanding shares of common stock, or an immediate family member of a beneficial owner of more than 5% of our outstanding common stock.

Each director, director nominee, and executive officer also completes a questionnaire on an annual basis designed to elicit information about potential related person transactions. In addition, any related person transaction proposed to be entered into by us or one of our subsidiaries must be reported by our management to our Vice President, General Counsel. Any potential related person transaction that is raised will be analyzed by our Vice President, General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, constitute a related person transaction requiring assessment by the Audit Committee.

The Code of Business Conduct and Ethics adopted by the Board also addresses the potential conflicts of interest which may arise when a director, officer, or associate has an interest in a transaction to which we or one of our subsidiaries is a party. If a potential conflict of interest arises concerning one of our officers or directors, all information regarding the issue is to be reported to our Vice President, General Counsel for review and, if appropriate or required under our policies (including our Related Person Transaction Policy), submitted to the Audit Committee for review and disposition.

All disclosed related person transactions will be referred to the Audit Committee for approval, disapproval, ratification, revision or termination.

Manny Mashouf is the uncle of Hamid Mashouf, our Chief Digital and Technology Officer. In fiscal 2015, Hamid Mashouf received a salary of $326,000 and a $73,500 bonus. In addition, Hamid Mashouf is eligible to receive stock options and RSUs in accordance with our compensation policies for our officers. Manny Mashouf is also the President of SKID Holdings, LLC. As explained in footnotes to the DIRECTOR COMPENSATION table (above), SKID Holdings, LLC has consulted with our Board since January 3, 2013, at a rate of $555,000 per year paid in equal monthly installments of $46,250. We also paid PM Consulting Group approximately $13,000 in fiscal 2015 and $130,000 in fiscal 2014 for certain production and logistic related consulting services. PM Consulting Group is owned by Paul Mashouf, Manny Mashouf’s son.

Except as disclosed above or otherwise disclosed in this proxy statement, during the fiscal year ended July 4, 2015, there were not any, nor are there any currently proposed transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000, and in which any executive officer, director or holder of more than 5% of any class of our voting securities, or members of that person’s immediate family, had or will have a direct or indirect material interest.

Our bylaws provide that we will indemnify each of our executive officers and directors to the fullest extent permitted by law.

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CORPORATE GOVERNANCE

Communications with Directors

The Company believes it is important to provide shareholders with the ability to communicate with the Board. Accordingly, shareholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Board of Directors

c/o Gary Bosch, Corporate Secretary

bebe stores, inc.

400 Valley Drive

Brisbane, CA 94005

Facsimile: 415-657-4424

Email: gbosch@bebe.com

The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication relates to commercial matters not related to the shareholder’s stock ownership, as determined by the Corporate Secretary in consultation with legal counsel. The board of directors or individual directors so addressed shall be advised of any communication withheld for safety, security or other reasons as soon as practicable.

We will make every effort to schedule our annual meeting of shareholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. We believe that annual meetings provide a good opportunity for shareholders to communicate with directors. Last year, all of our directors attended our annual meeting of shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation programs and policies in place for our named executive officers (sometimes referred to as “NEOs”). Our fiscal 2015 NEOs are our chief executive officer, chief financial officer and principal accounting officer and controller, each of whom is an executive officer, as well as two additional individuals who would have been one of the three most highly compensated officers after the chief executive officer and chief financial officer, but for the fact that he or she was not serving as an executive officer of the Company at the end of fiscal 2015. These individuals are:

Jim Wiggett	Chief Executive Officer (“CEO”) and Member of the Board
Liyuan Woo	Chief Financial Officer (“CFO”)
Darren Horvath	Principal Accounting Officer (“PAO”) and Controller
Brigitte Bogart	Executive Vice President, Design
Larry Smith	Former Senior Vice President, General Counsel and Corporate Secretary

To directly respond to our challenging business results, we took decisive actions and made changes to our leadership and business plan in fiscal 2015. These changes include:

•

Appointed a new CEO. On December 15, 2014, Mr. Wiggett, who had been serving as the Company’s interim Chief Executive Officer since June 12, 2014, was appointed as the Company’s Chief Executive Officer and member of the Board.

•

Restructured our executive management team. In November 2014, the Board determined that Ms. Bogart was not an executive officer of our Company. Further, on December 17, 2014, Mr. Smith’s employment with the Company terminated.

Under Mr. Wiggett’s leadership, we implemented significant and foundational initiatives to drive a business turnaround, which included strategic moves to focus on building the bebe brand, enhance our product offering and merchandise the stores by lifestyle occasion, while maintaining a compelling fashion and value equation for our customers. These initiatives included efforts with respect to brand positioning and messaging with respect to online image, marking and in-store experience, merchandising optimization between key categories and lifestyles, data management and implementation of new processes, upgrade of in-store merchandising and services and international expansion. These significant and foundational initiatives led to the following fiscal 2015 highlights:

•	Net sales for fiscal 2015 were $428 million, up 0.7% from $425.1 million for fiscal 2014.

•

Comparable store sales for fiscal 2015 increased 3.1% compared to a decrease of 3.2% in the previous fiscal year. The inclusion of the on-line store increased the comparable store percentage by 3.6% for the fiscal year ended July 4, 2015.

•	Gross margin for fiscal 2015 was 33.9% compared to 32.5% for fiscal 2014.

•	Selling, general and administrative expenses for the 2015 fiscal year were $170.3 million, a reduction of 13.9% from $197.8 million for fiscal 2014.

•

Loss from continuing operations for the fiscal year ended July 4, 2015 was $25.4 million, or $0.32 per share on a diluted basis, compared to loss from continuing operations of $59.2 million, or $0.75 per share on a diluted basis, in the prior year.

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COMPENSATION DISCUSSION AND ANALYSIS

Linking 2015 NEO Compensation to Performance

Our compensation programs subjected a significant amount of our NEOs’ pay to our performance, such that the programs align our NEOs’ interests with those of our shareholders and permit individuals who perform well in creating and protecting long-term value for the Company and its shareholders to share in the value generated. In fiscal 2015, the Compensation Committee took a balanced approach to our executive compensation program in light of the need to retain and attract talented management to promote the turnaround of our business and align our executives’ interests with those of our stockholders during a period of repositioning for the Company. This program design is intended to motivate our executive officers to achieve positive short- and long-term results for our shareholders.

The charts below show the compensation mix for 2015 for Mr. Wiggett as our CEO and the average for our other named executive officers. The total compensation shown in the pie charts below is the sum of (i) annualized base salary (Base Salary), (ii) target incentive cash award (Target Bonus) and (iii) total long-term incentive grant date fair value for equity granted in fiscal 2015 (Target Equity Compensation).

Key Practices and Governance Standards

We are committed to having strong governance standards with respect to our compensation programs and practices. Consistent with this focus, we have the following programs and practices that are mindful of the concerns of our shareholders and best governance.

What We Do

✓ Pay for Performance.  Our NEOs receive a significant portion of their compensation in performance-based or equity-based compensation.

✓ Limit Severance Benefits.  We provide limited severance benefits that are no more than 1.5 times an executive’s annual base salary plus target bonus.

✓ Multi-Year Vesting Schedules.  We provide for multi-year vesting periods for equity award grants to reinforce a culture in which the Company’s executives remain focused on the Company’s long-term success.

✓ Use Independent Compensation Consultant.  The Compensation Committee engages its own independent compensation consultant, who performs an annual comprehensive market analysis of our executive compensation programs and pay levels, and confirms their independence on an annual basis.

✓ Risk Management.  Our compensation programs have been designed and are periodically reviewed to ensure that they do not encourage inappropriate risk-taking.

✓ Anti-Hedging and Anti-Pledging Policy. Our Insider Trading Policy generally prohibits any employee from holding Company securities in a margin account or pledging them as collateral for a loan.

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COMPENSATION DISCUSSION AND ANALYSIS

What We Don’t Do

× Tax Gross Up Payments on Perquisites. We generally do not permit tax gross-up payments in connection with perquisites provided to executive officers.

× Excise Tax Gross-Ups. We do not permit tax gross-up payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), on severance and change in control payments and benefits.

× Single-Trigger Equity Acceleration Upon Change in Control. Our equity awards are generally subject to double-trigger acceleration provisions.

× Supplemental Executive Retirement Plans. We do not maintain a defined benefit pension plan or non-qualified deferred compensation plan for the benefit of our executives.

Impact of 2014 Advisory Vote on the Compensation of NEOs

In November 2014, we provided shareholders an advisory vote to approve the compensation of our named executive officers (the “say-on-pay proposal”). At our 2014 Annual Meeting of Shareholders, our shareholders approved the compensation of our named executive officers, with over 75% of the votes cast in favor of the say-on-pay proposal. In evaluating our executive compensation program, the Compensation Committee considered the results of the say-on-pay proposal and numerous other factors, as discussed in this CD&A. As a result of the foregoing, the Compensation Committee concluded in fiscal 2015 that it would generally retain our compensation program’s emphasis on subjecting a significant amount of our NEOs’ pay to our performance. The Compensation Committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Recent Compensation Committee Actions to Further Align with Shareholder Interests

The Compensation Committee continues to evaluate ownership guidelines in the market. While we do not currently maintain ownership guidelines for stock ownership, we do encourage our directors and members of senior management to invest in the Company. In addition, we grant equity awards to members of senior management, which lead to increased ownership in our common stock. Each NEO receives a median of 28 percent of her/his Total Direct Compensation, or TDC (as defined below), in Restricted Stock Units (“RSUs”) which convert 1:1 to shares of our common stock.

Compensation Philosophy

The Compensation Committee’s compensation philosophy is to pay its executives for performance, to align Total Direct Compensation (as defined below) to shareholder value, to offer and maintain competitive compensation packages in order to attract and retain well qualified executives, and to offer long-term incentives designed to retain productive executives.

The Compensation Committee evaluates the overall competitiveness of our executive compensation program in order to assist in the objective of attracting and retaining well qualified executives. Accordingly, an executive’s Total Direct Compensation, or TDC, is generally targeted at or near the median among our Peer Group Companies within our industry (see “Role of Compensation Consultant and Management” section, below). Typically, the Compensation Committee strives to set an executive’s cash components (Base Salary and Target Bonus) at or near the median levels of such categories as used by our Peer Group Companies and uses Long Term Incentives (“LTI”) or equity compensation to maintain or, in certain cases, bring, an executive’s Total Direct Compensation to approximately the median of Total Direct Compensation levels among such Peer Group Companies. This approach is directional only and may not be strictly complied with in each individual case. The Compensation Committee retains the discretion to depart from this approach when it believes it necessary in order to attract and/or retain needed and well qualified executives.

While the competitive market data used by the Compensation Committee is an important factor in the compensation approval process, it is just one of several factors considered by the Committee in approving

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COMPENSATION DISCUSSION AND ANALYSIS

executive compensation and the Committee retains discretion in determining the nature and extent of its use and sets the total compensation either lower or higher than the target as the circumstances may warrant. Further, in most cases, a significant portion of our executives’ Total Direct Compensation is tied to both meeting performance targets and to encourage long term employment commitments, thus aligning with shareholder interest. Specifically, the opportunity to receive incentive cash compensation is tied to meeting performance targets and equity awards such as stock options and/or RSUs are typically offered with longer-term vesting, many times with a portion vesting based on time employed with the company and a portion based on meeting performance targets. These are directional guidelines and may not be used in every case.

Total Direct Compensation and each of its components are further defined and discussed below under “Compensation Components”.

Compensation Committee Action

As stated above in “CORPORATE GOVERNANCE—Committees of the Board—Compensation and Management Development Committee,” the Compensation Committee meets to consider, establish and/or approve the compensation of our Chief Executive Officer and other executive officers on an annual basis, or at the time of hire, promotion or other change in responsibilities.

Role of Compensation Consultant and Management

To assist the Compensation Committee in carrying out its responsibility to determine appropriate levels of compensation for our executive officers, the Compensation Committee periodically engages an outside, independent compensation consultant, to assist the Committee in its review of executive and CEO compensation structure and strategy, to conduct competitive reviews of executive compensation for the CEO and other executive officers at competitive peer group companies, to assist in reviewing our annual incentive plan and long-term equity incentive program to reward and retain key executives, to report on market trends and technical developments and to compare our financial and market performance against that of our peer competitive companies. The Committee’s charter gives full authority for retaining and terminating advisors or consultants to the Committee. In addition, certain members of our management team keep well-informed of developments in compensation and benefits matters and participate in the separate gathering and presentation of data related to these matters as requested by the Committee.

Our CEO provides compensation recommendations to the Committee each year regarding each NEO. The Committee reviews each compensation component for competitiveness and alignment with shareholder return. The CEO is not involved in the process for setting his own compensation. The Committee establishes the CEO’s compensation based on an objective assessment against agreed-upon metrics set by the Committee; a compensation analysis; and a self-evaluation by the CEO reviewed with the independent directors based on CEO goals and objectives prepared at the beginning of the fiscal year. The CEO’s total direct compensation package is reviewed annually by the Committee, which then presents its recommendation to the other independent directors for review and comment. After this process, the Committee then makes the final determinations on compensation for the CEO.

For fiscal 2015, the Compensation Committee engaged the compensation consultant Towers Watson & Co (referred to as “Towers Watson”) for assisting it with compensation analysis and related tasks. Towers Watson has not performed and does not currently provide any other services for management. After review and consultation with Towers Watson, the Compensation Committee determined that there is and was no conflict of interest resulting from retaining Towers Watson during fiscal 2015. In reaching these conclusions, the Compensation Committee considered the factors set forth in the SEC rules.

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COMPENSATION DISCUSSION AND ANALYSIS

In assisting the Compensation Committee in its review of industry data and setting fiscal 2015 compensation levels, Towers Watson provided compensation and performance information from fifteen (15) companies doing business within the apparel and specialty retail industry that are comparable to us in terms of size, as measured by revenues and market capitalization. These companies are referred to throughout this section as “Peer Group Companies” and include:

American Apparel, Inc.	Body Central Corp.	Buckle, Inc.
The Cato Corp.	Christopher & Banks Corporation	Citi Trends
Destination Maternity Corporation	Destination XL Group, Inc.	Francesca’s Holdings
New York & Company, Inc.	Pacific Sunwear of California, Inc.	Shoe Carnival, Inc.
Tilly’s, Inc.	Wet Seal Inc.	Zumiez, Inc.

For 2015 review and compensation setting purposes, and in its effort to maintain the quality of comparative analysis, Towers Watson modified the list of Peer Group Companies it presented to the Company in the previous year by excluding Coldwater Creek, Inc. because of its bankruptcy filing and plans to close all stores and Jos. A. Bank Clothiers, Inc. and True Religion because these companies were acquired or announced they were being acquired.

At the end of the Peer Group Companies’ most recently reported years (ending December 2013 through February 2014, with the exception of Destination Maternity Corporation, whose fiscal year ended in September 2013), the revenues for this group ranged from $284 million to $1.128 billion and, as of May 30, 2014, the market capitalization for this group ranged from $15 million to $2.17 billion. At the end of our fiscal 2013, the Company’s then most recently audited and completed set of financials, our $485 million in revenue comparatively placed at approximately the 27th percentile of the Peer Group Companies in the revenue metric and, at $326 million in market capitalization, placed at approximately the 65th percentile in the market capitalization metric.

The Compensation Committee then compared our CEO and CFO base salaries, target total cash compensation (Base Salary and Target Bonus) and Total Direct Compensation to those components awarded to similar positions at the Peer Group Companies.

The Compensation Committee further reviewed the Base Salary, Target Bonus and Total Direct Compensation of our other senior executives, including the NEOs (other than the CEO and CFO), and compared such data to market data from two retail survey sources (the “Market Surveys”): (i) Towers Watson 2013 Retail Industry Executive Compensation Database Below $3 Billion in Revenues and (ii) Hay Group, 2013 Retail Executive and Management Total Remuneration Report. The Compensation Committee does not know the constituent companies of the surveys and does not consider such information to be material because the data from such surveys are size-adjusted to appropriately correspond to the Company’s scope of operations and comprised solely of retail companies.

In preparing their report to be used by the Compensation Committee in setting fiscal 2015 compensation for our executives, our compensation consultant compared our results with those of our Peer Group Companies in the following areas: (1) financial results as reported in the (then) most recently reported statements (our fiscal year ended July 6, 2013, and their fiscal years ending generally 6-8 months later) and (2) categories of revenue, net income, market capitalization, total shareholder return and stock price growth generally over a five year period. Due to the fact that Peer Group Companies and bebe publicly report their results and compensation details at different times throughout any given year, it is not possible to compare numbers for the identical periods of time.

When comparing our results to those reported closest in time by the Peer Group Companies, our one-, three- and five-year total shareholder return (referred to as TSR, which represents the annualized rate of return reflecting price appreciation plus reinvestment of dividends and the compounding effect of dividends paid on reinvested dividends over such period) were 0%, (10)% and (5)%, respectively, which are at the 49th, 39th and 19th percentile of the Peer Group Companies, respectively.

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COMPENSATION DISCUSSION AND ANALYSIS

Total Direct Compensation

The Compensation Committee considers a number of factors when determining the amount of Total Direct Compensation (referred to as “TDC,” which generally represents annualized base salary, annual target cash incentive and an annualized value of equity awards, as may be adjusted for new hire grants) to award executive officers each year. These factors include: individual performance; performance of the overall business as well as the relevant individual business unit(s); recommendations from both management and the committee’s compensation consultant; competitive market data for the previous one and three year periods; broad trends in executive compensation; retention considerations; and internal pay equity. Per our Compensation Philosophy, we endeavor to generally bring our executives’ Total Direct Compensation levels to approximately the median of Total Direct Compensation levels found for similar positions in our Peer Group Companies and Market Survey, as applicable. However, while the competitive market data is an important factor to the Compensation Committee’s approval process, it is just one of several factors considered by the Compensation Committee in approving executive compensation. The Committee retains discretion in determining the nature and extent of its use and ultimately sets an individual’s Total Direct Compensation either lower or higher than the median Total Direct Compensation in our Peer Group Companies and Market Survey as it deems warranted.

Compensation Components

Base Salary

The Compensation Committee believes that base salaries are important as compensation for day-to-day responsibilities and services and provide the named executive officers a consistent cash flow, assuming acceptable levels of individual performance and ongoing employment. In determining base salaries, the Compensation Committee reviews a number of factors including: experience, expertise, expected future contributions, criticality to the Company; the ranges of base salary for similar positions paid within the apparel retail industry; individual performance during the prior year; and the level, size and complexity of responsibility of the position.

In aiding with its assessment of individual performance for each executive officer (except that of the Chief Executive Officer), the Compensation Committee reviews recommendations from (1) the Chief Executive Officer who annually evaluates the performance of certain NEOs and other executive officers (his direct reports) and (2) other top executives who evaluated the performance of certain other executive officers who were their direct reports.

Regarding the assessment of the Chief Executive Officer, the Compensation Committee reviews both his and the Company’s annual performance in relation to performance from the previous year, pre-determined performance targets and the one and three year performance of Peer Group Companies. The Compensation Committee also places emphasis on data taken from the compensation surveys which take into account information found in Peer Group Company proxies and other SEC filings and evaluate total compensation for similarly situated CEO counterparts.

The table below lists the annualized base salaries for fiscal 2015 for our NEOs.

NEO	Base Salary
Jim Wiggett(1)	$800,000
Liyuan Woo(2)	$500,000
Darren Horvath	$190,000
Brigitte Bogart	$450,000
Larry Smith	$335,000

(1)  In connection with Mr. Wiggett’s appointment as our CEO in December 2014, Mr. Wiggett entered into an employment agreement with the Company with a base salary of $800,000.

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COMPENSATION DISCUSSION AND ANALYSIS

(2)  The Compensation Committee approved an increase to Ms. Woo’s base salary, effective July 1, 2014, from $430,000 to $500,000 in recognition of her continuing contributions as a key operations and strategy officer of the Company, in addition to her CFO contributions and duties.

Incentive Cash Compensation

We maintain a short term incentive plan (cash bonus or “Annual Incentive Plan”) for certain of our employees, including the NEOs, which is tied directly to achieving Company performance goals, in order to reward these employees for their contribution to our success and to provide incentive for them to help maximize the Company’s profitability and shareholder value.

Target Bonus Opportunity

For fiscal 2015, the Compensation Committee adopted an annual incentive plan (the “2015 AIP”) where each eligible participant may receive an annual bonus equal to a certain percentage of his or her base salary (the percentage defined as “Target Bonus Opportunity”). The particular Target Bonus Opportunity established by the Compensation Committee for each executive officer ranges from 30% to 100%, based on the officer’s level of responsibility, comparative data taken from compensation surveys, and parity within the organization, generally with greater percentages applicable to the more senior executive officers. The table below shows the 2015 Target Bonus Opportunity as a percentage of base salary and the 2015 target annual incentive cash award (the “2015 Target Annual Incentive Cash Award”) for each of the NEOs.

Fiscal 2015 Target Annual Incentive Cash Compensation

NEO	2015 Target Bonus Opportunity as a Percentage of Base Salary	2015 Target Annual Incentive Cash Award
Jim Wiggett(1)	100%	$415,385
Liyuan Woo	50%	$250,000
Darren Horvath	30%	$57,000
Brigitte Bogart	50%	$225,000
Larry Smith	50%	$167,500

(1)  Mr. Wiggett, who assumed the Interim Chief Executive Officer position at the end of fiscal 2014, was not eligible to participate in the 2015 AIP for approximately the first half of 2015. Pursuant to Mr. Wiggett’s employment agreement, Mr. Wiggett’s bonus opportunity for fiscal 2015 is pro-rated, commencing upon his appointment to the Company’s Chief Executive Officer in December 2014.

Determining Bonus Eligibility

Company Adjusted EBIDTA Goal, Individual Goal(s) and Employment Requirement

In order to align the interests of the senior executives with those of the shareholders, the Compensation Committee determined that, for bonus eligibility purposes, the CEO and the CEO’s direct reports (defined as Vice Presidents and above who are not reporting to another Senior Vice President or Executive Vice President (all, including the CEO, are referred herein as “Senior Executives”) would be primarily measured against Company earnings before interest, tax, depreciation and amortization, excluding FAS 123 expense (“Adjusted EBITDA”) for fiscal 2015. The Compensation Committee chose Adjusted EBITDA because it believes Adjusted EBIDTA is (i) a holistic earnings-based measure that is more responsive to executive performance and (ii) a key measure for creating shareholder value during our turnaround strategy. In August 2014, the Compensation Committee established Adjusted EBITDA targets. The actual target level achieved (assuming a minimum threshold was achieved) would determine the bonus level for which the executive would be eligible.

The Compensation Committee determined that, should the Company achieve at least a minimum threshold Adjusted EBITDA goal, then the NEOs would be secondarily measured against their qualitative individual performance and business unit contributions (referred to herein as “individual performance factors”). The

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COMPENSATION DISCUSSION AND ANALYSIS

qualitative review of an executive’s individual performance evaluates whether such executive has performed successfully against certain qualitative initiatives (the “individual performance factors”), as reflected by, among other things, business unit performance and operations, budget and brand growth, growth in productivity, talent development, leadership, succession planning, regulatory and operational compliance, organizational climate, successful responses to changing market conditions, on time and budget project delivery, clean opinion and timely public reporting. The individual performance factors were not an exhaustive listing of factors to be considered and were intended to be subjective factors. In addition, no single factor was to be determinative, nor must all factors have been considered with respect to a particular individual. At the beginning of each year, each executive officer (with the exception of the CEO, discussed below) would submit his or her own proposed individual performance factors which would be reviewed and/or initially revised by the Chief Executive Officer, supervisory executive management member(s) or the Compensation Committee itself, as appropriate. Then, in consultation with the Chief Executive Officer (and/or the appropriate supervisory executive management member), the Compensation Committee would review, revise or approve the final individual performance factors for each executive officer. Regarding the Chief Executive Officer, he or she would submit his or her own proposed individual performance factors directly to the Compensation Committee for review, revision and approval.

In establishing individual performance factors, executives who have a greater impact on particular divisional performance may be prescribed goals having to do with divisional specific performance goals, such as divisional operating income or divisional expenses. In comparison, executives who have a greater impact on the overall Company performance (or who are in support roles) may be prescribed as their goal an overall Company goal, such as Company net income or earnings. In either case, all NEOs have at least a significant allocation weighted towards Company performance in order to align their interests with those of our shareholders.

If after the end of the year, the Compensation Committee determines the Company has met at least a minimum threshold Adjusted EBITDA goal and the individual has achieved his or her threshold individual performance factors, the individual would be eligible for his or her bonus.

The final eligibility requirement, should an individual be deemed eligible for bonus per the process stated above, is that the individual must be employed with the Company at the time bonuses are paid out (which typically occurs within 75 days after the end of a fiscal year).

2015 AIP Targets

The Compensation Committee believes it is best to align employee and shareholder interests and promote an environment within which employees are more likely to achieve success. Accordingly, the Committee created the 2015 AIP, which would recognize and encourage sequential performance improvement, even if a target goal may not be fully achieved, as well as encourage employees to reach for exceptional performance results. Specifically, the plan would have a 50% threshold with achievement of a minimum Adjusted EBITDA goal (“Threshold”) that scales to 100% at achievement of a target Adjusted EBITDA goal (“Target”) and 200% through linear interpolation (determining the value of the function linearly between two points) as shown in the modifier column from between 0.5 to 2.0 and depending on the actual level of Adjusted EBITDA achieved inclusive of the 2015 AIP expense. Should the Company fail to achieve at least the Threshold performance level, the executive would not be entitled to any bonus.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below shows the fiscal 2015 goals established by the Compensation Committee at its August 2014 meeting, which are in line with our internal business plan and budget at the time the performance goal was established, and the percentage of an NEO’s Total Bonus Opportunity earnable, after giving effect to weighting based on such performance.

Fiscal Year 2015 Bonus Target Payouts—Adjusted EBITDA

Adjusted EBITDA In Millions ($)	Modifier	CEO	CFO	EVP/SVP	PAO
(5.00)	0.50	50%	25%	25%	15%
(2.50)	0.75	75%	37.5%	37.5%	22.5%
0	1.00	100%	50%	50%	30%
1.00	1.10	110%	55%	55%	33%
2.00	1.20	120%	60%	60%	36%
3.00	1.30	130%	65%	65%	39%
4.00	1.40	140%	70%	70%	42%
5.00	1.50	150%	75%	75%	45%
6.00	1.60	160%	80%	80%	48%
7.00	1.70	170%	85%	85%	51%
8.00	1.80	180%	90%	90%	54%
9.00	1.90	190%	95%	95%	57%
10.00	2.00	200%	100%	100%	60%

The actual amount of an NEO’s annual incentive cash award for 2015 was determined by (i) multiplying the executive’s 2015 Target Annual Incentive Cash Award, as disclosed in the Fiscal 2015 Target Annual Incentive Cash Compensation table above, by the applicable percentage bonus target payout, as disclosed in the Fiscal Year 2015 Bonus Target Payout—Adjusted EBITDA table above, then (ii) multiplying the result of the foregoing by such executive’s individual performance percentage (which may not be greater than 100%) as determined based on a qualitative review by the Compensation Committee, after considering the CEO recommendations for the NEOs other than himself.

2015 AIP Payouts

The Company’s actual fiscal 2015 Adjusted EBITDA was ($5) million, which met the Threshold performance target. The Compensation Committee then made a final determination in its sole discretion as to the individual performance for each NEO after considering the CEO recommendations for the NEOs other than himself. The Compensation Committee approved Ms. Woo’s, Mr. Horvath’s and Ms. Bogart’s individual performance percentages as recommended by Mr. Wiggett of 100%, 100% and 86%, respectively. The Compensation Committee approved Mr. Wiggett’s individual performance percentage of 100%. When it approved the individual performance percentages of our NEOs, the Compensation Committee considered each NEO’s individual and business unit contributions to the individual performance factors among other things, including, but not limited to, Mr. Wiggett’s leadership and his significant contributions in the Company’s turnaround efforts and Ms. Woo’s significant contributions in the Company’s turnaround efforts.

Due to Mr. Smith’s termination of employment with the Company in December 2014, he was not eligible and did not receive a payout under the 2015 AIP.

Long-Term Equity Incentive Awards

The objective of long-term equity incentives are to align the financial interests of our NEOs with the interests of our shareholders by focusing NEO attention on the successful longer-term strategic management of the business, to attract, motivate and retain a high-performing group of NEOs, and to minimize stockholder dilution.

We provide our NEOs with the opportunity to earn long-term equity incentives for achieving our long-range financial, stock price and strategic objectives. This component of our compensation programs complements our

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COMPENSATION DISCUSSION AND ANALYSIS

annual cash incentive programs by rewarding growth in shareholder value that is sustained over several years and encouraging participants to focus on longer-term performance measures. Long-term equity incentives align our executives’ interests with those of our shareholders. In fiscal 2015, our annual long-term equity incentives program was designed using a balanced portfolio approach encompassing the following mix of equity vehicles: approximately one-half of the LTI grant value in Performance-Based Restricted Stock Units (“PRSUs”) and one-half of the LTI grant value in time-vesting RSUs.

The determination of appropriateness and size of the LTI grants for an individual is based on that particular individual’s responsibilities and expected contribution. Pursuant to our Compensation Philosophy, we generally endeavor to determine the size of the LTI grants to maintain or bring each of our NEO’s target TDC levels to approximately the median of TDC levels for his or her comparable position in our Peer Group Companies. However, the Compensation Committee retains discretion in determining the nature and extent of its use of competitive market data and ultimately approves each NEO’s LTI grants such that such NEO’s target TDC is either lower or higher than the median TDC in our Peer Group Companies, as it deems warranted, as discussed above in the “Total Direct Compensation” section.

The table below shows the LTI annual target values that were granted in 2015 to our NEOs.

2015 LTI Annual Target Value

NEO	PRSUs	Time-Vested RSUs	Total LTI Annual Target Value
Jim Wiggett(1)	(1)	(1)	(1)
Liyuan Woo	$199,410	$199,410	$398,820
Darren Horvath	(2)	(2)	(2)
Brigitte Bogart	$86,700	$86,700	$173,400
Larry Smith	$86,700	$86,700	$173,400

(1)    Mr. Wiggett, who was appointed Chief Executive Officer in December 2014, received an inducement RSU grant for 754,717 shares, with a target value of approximately $2,000,000, on December 15, 2014, pursuant to the terms of his employment agreement. He did not receive any other LTI grants in fiscal 2015.

(2)    Mr. Horvath commenced employment with the Company in October 2014, received an inducement stock option, RSU and PRSU grants on October 3, 2014. He did not receive any other LTI grants in fiscal 2015. See “Mr. Horvath’s LTI Grants” section below for a discussion of Mr. Horvath’s LTI grants.

An annual equity grant will be made by the Compensation Committee, if at all, at its meeting scheduled in the second or third month of the first fiscal quarter of each fiscal year. All other equity grants for which a request has been submitted for approval by our human resources department, such as grants made in connection with new hires, employee promotions and superior employee performance, would need to be approved by the CEO and by unanimous written consent by the Compensation Committee effective on the later of (a) the 15th (or, if occurring on a weekend or holiday, the next business day thereafter) of the month following the month in which the grant request was submitted or (b) the date the last approval from the Compensation Committee is received. However, in months in which we have an earnings release scheduled on or after the date on which such grants would otherwise become effective, the effective date of the grants approved by the Compensation Committee will be two business days following the earnings release. In February 2015, the Committee approved a resolution delegating authority to the CEO to grant equity awards to non-executive officer employees, pursuant to a Compensation Committee pre-approved job level matrix and an aggregate quarterly maximum of 25,000 shares. Each quarter at the regularly scheduled Committee meetings, the Committee ratifies the CEO’s approved issuances.

The Compensation Committee may deviate from the procedure as stated herein as circumstance may warrant, however, any deviation from implementing any of the policies or procedures as described above must be approved by the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Units

We believe that, in addition to aligning executive/employee interest with shareholder interest, providing flexibility in crafting an executive’s Total Direct Compensation and providing recruitment and retention value, grants of restricted stock units are appropriate as it provides another means by which to reward an executive or other employee who has demonstrated a high level of performance and/or potential. Therefore, the Compensation Committee has adopted a Restricted Stock Incentive Plan, which is implemented under our 1997 Plan, pursuant to which the Compensation Committee may award or grant employees, and executive officers restricted stock units (“RSUs”).

A particular RSU award, at Compensation Committee discretion, is awarded either where vesting is subject to time elapsing (“Time Based RSUs”) or where vesting is contingent upon certain performance goals being met (“Performance-Based RSUs” or “PRSUs”). In the case of PRSUs, an additional time vesting feature may be added.

Time-Based RSUs

Previous to fiscal 2015, time-based RSUs typically vested annually in equal installments over a four-year period, subject to recipient’s continued employment through each vesting date. In fiscal 2015, the Compensation Committee adopted a three-year vesting period for time-based RSUs to streamline their vesting schedules and make them consistent with the PRSU vesting schedules.

Fiscal 2015 PRSUs

PRSUs granted as part of the 2015 annual award grant must be earned through the Company’s achievement of pre-established performance goals, which in 2015 was Adjusted EBITDA Threshold, Target and Maximum levels, as shown in the table below.

	Adjusted EBITDA In Millions ($)	Percent of Target PRSUs Earned
Threshold	(5.00)	50%
Target	0	100%
Maximum	10.00	200%

Linear interpolation applies to performance between Threshold, Target and Maximum levels, with no PRSUs deemed earned for performance below Threshold level performance. If a performance level is achieved, the PRSUs that are deemed earned would then vest ratably on each of the first, second and third anniversaries of the grant date, subject to recipient’s continued employment through each vesting date. The Compensation Committee believed that a one-year performance period combined with a three-year time-based vesting schedule was appropriate for the PRSUs awarded in the 2015 annual award program which would recognize and encourage sequential performance improvement, even if a target goal may not be fully achieved, as well as encourage employees to reach for exceptional performance results while rewarding growth in shareholder value that is sustained over several years and aligning our executives’ interests with those of our shareholders. Our actual fiscal 2015 Adjusted EBITDA was ($5) million, which met the pre-established Threshold level of performance. As such, 50% of the PRSUs granted to Ms. Woo and Ms. Bogart in fiscal 2015 shall vest on each of the first, second and third anniversaries of the grant date, subject to continued employment with us through each vesting date. Due to Mr. Smith’s termination of employment with the Company in December 2014, his PRSUs were forfeited as of his termination date.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2014 PRSUs—Results

In recognition of the importance of keeping the executive officers’ interests aligned with Company performance and shareholder return, PRSUs granted as part of the fiscal 2014 LTI annual grant program (the “2014 PRSUs”) were based on the Company’s 2-Year Peer Group CAGR TSR (“2-year TSR”) percentage ranking, as shown in the table below.

	2-Year TSR %	Percent of Target PRSUs Earned
Threshold	30%	50%
Target	60%	100%
Maximum	100%	200%

Linear interpolation applies to performance between Threshold, Target and Maximum levels, with no PRSUs deemed earned for performance below Threshold level performance. The Peer Group consisted of the Peer Group Companies at the beginning of fiscal 2014, as defined in our fiscal year 2014 proxy statement. Any companies not publicly traded for the complete performance period were excluded. The 2014 PRSUs performance period commenced on July 7, 2013 and ended on July 4, 2015. In order to calculate the 2-Year TSR percentile ranking for the Company, the Compensation Committee used the closing price on July 5, 2013 and the closing price on July 6, 2015 (or the next trading day if a weekend or holiday). The 2-Year TSR calculation reflected reinvestment of dividends over the performance period, assuming an investor would reinvest all dividends on the ex-dividend date so the total return over the performance period was equal to the change in stock price plus dividends and the return on reinvested dividends. The Company was excluded in the calculation of relative positioning prior to ranking.

Our 2-Year TSR was -64.7%, resulting in a percentile ranking of 13.4%. This percentile ranking resulted in none of the 2014 PRSUs being deemed earned.

Stock Options

We believe that employee equity ownership provides executive officers with significant additional motivation to maximize value for our shareholders. Because stock options are granted with an exercise price equal to the market price as of the grant date, stock options will only have value if our stock price increases over the exercise price. Thus, the executive is further incentivized from the time of the grant to enhance sales, gross margin, productivity, control expenses and to otherwise contribute to conditions that generally lead to increasing the stock price, which will in turn increase his or her stock option value.

Vesting of stock options typically occur annually in equal installments over a four year period, subject to recipient’s continued employment through each vesting date.

Mr. Horvath’s LTI Grants

The Compensation Committee granted Mr. Horvath stock options, RSUs and PRSUs in connection with his employment commencement with the Company. The size of his LTI “inducement grant was determined based in large part by an approved job-level matrix, which relates to market competitive values and internal pay equity considerations. Half of Mr. Horvath’s total LTI new hire package grant value was allocated to time-based awards, and half was allocated to performance-based awards in the form of PRSUs. Further, half of the value of Mr. Horvath’s time-based awards in his new hire package was granted in the form of stock options and half was granted in the form of RSUs. Mr. Horvath’s stock options will vest annually in equal installments over a four year period, subject to his continued employment through each vesting date. Mr. Horvath’s time-based RSUs will vest annually in equal installments over a four year period, subject to his continued employment through each vesting date. Mr. Horvath’s PRSUs shall be earned if the Company achieved clean accounting opinions and timely public reporting for fiscal 2015. Both of these performance goals were achieved for fiscal 2015. In light of this, 100% of Mr. Horvath’s PRSUs were deemed earned and shall vest on each of the first, second and third anniversaries of the grant date, subject to continued employment with us through each vesting date.

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COMPENSATION DISCUSSION AND ANALYSIS

Benefits and Perquisites

In fiscal 2015, we offered additional benefits designed to be competitive with overall market practices, and to attract and retain the talent needed in the Company. Our named executive officers were eligible to participate in our general benefit programs, available to all Regular Full-Time employees, which include: the bebe Retirement and Savings Plan (Section 401(k) plan), with Company matching contributions of 10%; an employee stock purchase plan; the bebe Health and Welfare Plan (health care coverage); a specified medical cost reimbursement plan; life insurance; disability pay; and paid holidays. Two benefits offered to the named executive officers (and other executives), not available to all employees, were reimbursement for certain qualified medical, dental and vision expenses, subject to an expense cap depending on the position held, and a disability benefit which adds 10% of an individual’s base salary earnings to the percentage of base salary earnings already available to all full-time employees under the Company’s general disability plan, with certain limitations. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan.

In connection with Mr. Wiggett’s appointment as the Company’s Chief Executive Officer, we entered into an employment agreement with him (the “Wiggett Employment Agreement”). Pursuant to the Wiggett Employment Agreement, Mr. Wiggett is eligible to receive, in addition to the benefits described above, monthly automobile allowance and housing allowance. We believe that these benefits are reasonable to assist Mr. Wiggett with his costs of maintaining his primary residence in the San Francisco Bay Area while he is working in Los Angeles because of his position with the Company.

The Compensation Committee also approved providing housing to Ms. Bogart in Los Angeles. We believe that these benefits are reasonable to assist Ms. Bogart with her costs of maintaining her primary residence in the South Orange County area while she is working in Los Angeles because of her position with the Company.

Severance, Change in Control Benefits and Related Matters

As of the end of fiscal 2015, Mr. Wiggett is party to the Wiggett Employment Agreement, which provides for certain severance and change in control benefits. As of the end of fiscal 2015, Ms. Woo and Ms. Bogart each are party to a severance and change in control agreement with the Company. See “COMPENSATION TABLES AND RELATED INFORMATION—Employment, Severance and Change in Control Arrangements” for a description of the benefits payable under such agreements.

The Compensation Committee believes that severance and change in control benefits are necessary to attract and retain senior talent in our industry, which protects the interests of our shareholders. Our severance and change in control arrangements are designed to attract key employees, preserve employee morale and productivity and encourage retention in the face of the potentially disruptive impact of internal restructuring activities or an actual or potential change in control. In addition, these benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security. We do not permit tax gross-up payments under Section 280G of the Code on severance and change in control payments or benefits. In addition, the Wiggett Employment Agreement provides that, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

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COMPENSATION DISCUSSION AND ANALYSIS

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and the three other most highly compensated NEOs employed at the end of the year (other than the Chief Financial Officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards or equity incentive awards, which may not be deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section  162(m) limitation.

Accounting Considerations

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the Compensation Committee in determining to use a portfolio approach to equity grants, awarding both stock options and RSUs.

Governing Policies Regarding Company Securities

The Company maintains an Insider Trading Policy (“ITP”) which prohibits any employee from trading Company securities while in possession of material, non-public information. The ITP also prohibits employees from holding Company securities in a margin account or pledging them as collateral for a loan, due to the fact that the holder of the securities, upon a default by the employee, may trade the securities at a time where the employee may be in possession of material, non-public information. An exception was created to the prohibition of an employee pledging Company Securities as collateral for a loan where the employee can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Any employee wishing to pledge Company securities under this exception must first receive pre-approval for the proposed transaction from the Insider Trading Compliance Committee in accordance with the pre-approval procedures set forth in the policy.

We allow for the use of Rule 10b5-1 Trading Plans by our Directors and Executives which provide for the pre-established trading of Company common stock. At the time of this filing, the Chairman of Board has a 10b5-1 Plan in place.

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COMPENSATION TABLES AND

RELATED INFORMATION

Summary Compensation Table

The following table sets forth information for the fiscal years ended July 4, 2015, July 5, 2014 and July 6, 2013, concerning the compensation of our chief executive officer, chief financial officer and principal accounting officer and controller, as well as two additional executives who would have been one of the three most highly compensated officers after the chief executive officer and chief financial officer, but for the fact that he or she was not serving as an executive officer of the Company at the end of fiscal 2015 (the “Named Executive Officers”).

Name, Principal Position in 2014 and Year	Salary(1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Jim Wiggett Chief Executive Officer
2015	$415,385	–	$2,000,000	–	$207,692	$537,031	$3,160,108
2014		–	–	–	–	$97,350	$97,350

Liyuan Woo Chief Financial Officer
2015	$500,000	–	$398,820	–	$125,000	$11,339	$1,035,159
2014	$402,500	–	$88,357	$29,487	–	–	$520,344
2013	$282,577	–	$107,718	$122,043	–	–	$512,338

Darren Horvath Principal Accounting Officer and Controller
2015	$190,000	–	$62,979	$52,231	$28,500	$1,362	$335,072

Brigitte Bogart Executive Vice President, Design
2015	$450,000	–	$173,400	–	$100,000	$144,695	$868,095
2014	$425,769	–	–	–	–	–	$425,769
2013	$164,423	–	–	$164,843	–	–	$329,266

Larry Smith Former Senior Vice President, General Counsel and Corporate Secretary
2015	$163,635	–	$173,400	–	–	$543,672	$880,807
2014	$333,077	–	$173,528	$56,631	–	–	$563,236
2013	$320,192	–	$29,425	$125,130	–	–	$474,747

(1)  The figures shown in the Salary column of this table reflect the amount actually received by the Named Executive Officer, not such officer’s annual rate of pay for the fiscal year; reasons annual rates of pay may/would be higher than amounts shown in this table would include, but not be limited to, where the executive started or ended employment during the fiscal year, where his/her particular salary increase went into effect during the fiscal year or if the executive elected to take time off without pay.

(2)  Amounts shown represent the aggregate grant date fair value of RSUs and PRSUs granted in the year indicated computed in accordance with FASB ASC Topic 718. These grants are valued based on the closing price of our common stock on the date of grant. The grant date fair value of the PRSUs reflected in this column is the target payout based on the probable outcome of the performance-based conditions, determined as of the grant date.

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COMPENSATION TABLES AND RELATED INFORMATION

(3)  Amounts shown represent the aggregate grant date fair value of options granted in the year indicated computed in accordance with FASB ASC Topic 718. Assumptions used to calculate the value of the stock options are set forth under footnote 13 in our most recent 10-K filing for fiscal year ended July 4, 2015.

(4)  Amounts listed, if any, were earned during fiscal 2015, and paid in fiscal 2016.

(5)  The dollar amounts for each perquisite and each other item of compensation shown in the “All Other Compensation” column and in this footnote represent the Company’s incremental cost of providing the perquisite or other benefit to our NEOs, in each case without taking into account the value of any income tax deduction for which the Company is eligible. Amounts include the following perquisites and other items of compensation provided to our NEOs in fiscal 2015.

All Other Compensation	Jim Wiggett	Liyuan Woo	Darren Horvath	Brigitte Bogart	Larry Smith
Car allowance	$3,738	–	–	–	–
Housing benefits	$37,385	–	–	$24,000	–
Medical Expense Reimbursements and Related Premiums	$5,196	$10,339	–	$118,272	$9,410
Additional Disability Benefit Premiums	$250	$500	$500	$500	$500
Contributions to 401(k) Plan	$462	$500	$862	$1923	–
Consulting Fee(a)	$490,000	–	–	–	–
Severance Payment	–	–	–	–	$502,500
COBRA Premiums	–	–	–	–	$16,262
Outplacement Services	–	–	–	–	$15,000
Total “All Other Compensation”	$537,031	$11,339	$1,362	$144,695	$543,672

(a) In support of his services as interim CEO, the Company entered into an independent consulting agreement (“ICA”) with Mr. Wiggett’s consulting firm, Jackson Hole Group. As such, while serving as our interim CEO, Mr. Wiggett did not have an employment agreement or salary, and was not eligible for bonuses or equity. Under the terms of the ICA, for time Mr. Wiggett served as interim CEO, the Company paid Jackson Hole Group a professional fee rate of $5,600 per day or $700 per hour for partial days of less than 8 hours. In addition, the Company covered Mr. Wiggett’s reasonable and customary business expenses, including the cost of travel to and from the San Francisco Bay area to Los Angeles, car rental and temporary housing in Los Angeles. In connection with Mr. Wiggett’s appointment as our CEO, we entered into an employment agreement that superseded the ICA.

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bebe stores, inc.	32

COMPENSATION TABLES AND RELATED INFORMATION

Grants of Plan-Based Awards

The following table provides the specified information concerning grants of non-equity and equity based awards made during the fiscal year ended July 4, 2015, to the Named Executive Officers.

Name and Grant Date	Comp. Comm. Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Market Value of Stock and Option Awards(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Jim Wiggett
	11/18/2014	$200,000	$400,000	$800,000
12/15/2014	11/18/2014							754,717			$2,000,000
Liyuan Woo
	8/26/2014	$125,000	$250,000	$500,000
9/8/2014	8/26/2014					69,000					$199,410
9/8/2014	8/26/2014							69,000			$199,410
Darren Horvath
	8/26/2014	$28,500	$57,000	$114,000
10/3/2014									22,321	$2.34	$52,231
10/3/2014						17,943					$41,987
10/3/2014								8,971			$20,992
Brigitte Bogart
	8/26/2014	$112,500	$225,000	$450,000
9/8/2014	8/26/2014					30,000					$86,700
9/8/2014	8/26/2014							30,000			$86,700
Larry Smith
	8/26/2014	$83,750	$167,500	$335,000
9/8/2014	8/26/2014					30,000					$86,700
9/8/2014	8/26/2014							30,000			$86,700

(1) The awards shown represent potential non-equity incentive plan awards under the 2015 AIP for each NEO. Please see the “Compensation Components – Incentive Cash Compensation” section in the CD&A for a complete description of the 2015 AIP.

(2) Amounts shown represent PRSUs granted under our 1997 Plan, as amended. Please see “Compensation Components – Long-Term Equity Incentive Awards” section in the CD&A for a complete description of the PRSUs.

(3) Amounts shown represent time-vesting RSUs granted under our 1997 Plan, as amended.

(4) Amounts shown represent stock options granted under our 1997 Plan, as amended.

(5) Amounts shown represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The RSUs and PRSUs are valued based on the closing price of our common stock on the date of grant. The grant date fair value of the PRSUs assumes the probable outcome of the performance conditions applicable thereto. Assumptions used to calculate the value of the stock options are set forth under footnote 13 in our most recent 10-K filing for fiscal year ended July 4, 2015.

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COMPENSATION TABLES AND RELATED INFORMATION

Outstanding Equity Awards at Fiscal Year End

Name and Grant Date	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(1)	Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)

					Time-Vesting RSUs		PRSUs
Jim Wiggett
12/15/2014					754,717(6)	$1,501,887
Liyuan Woo
9/15/2010	25,000		$6.47	9/14/2020
9/15/2011	7,000	3,000	$7.37	9/14/2021
12/15/2012	25,000		$3.99	12/14/2022
6/19/2013	20,000	30,000	$5.71	6/19/2023
2/18/2014	4,155	12,463	$5.42	2/17/2024
2/18/2014					4,269	$8,495
9/8/2014					69,000	$137,310
2/18/2014							10,609(4)	$21,112
9/8/2014							69,000(5)	$137,310
Darren Horvath
10/3/2014		22,321	$2.34	10/2/2024
10/3/2014					8,971(6)	$17,852
10/3/2014							17,943(7)	$35,707
Brigitte Bogart
3/15/2013	40,000	60,000	$4.52	3/14/2023
9/8/2014					30,000	$59,700
9/8/2014							30,000(5)	$59,700

(1) Stock options granted during fiscal 2014 and later vest over four years, with 25% of the award vesting annually on the anniversary of the grant date. Stock options granted during fiscal 2013 and earlier vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth anniversaries of the date of grant.

(2) Unless otherwise specified, the time-vesting RSUs granted during fiscal 2014 and earlier vest over four years, with 25% of the award vesting annually on the anniversary of the grant date and the time-vesting RSUs granted during fiscal 2015 vest over three years, with 33.33% of the award vesting annually on the anniversary of the grant date.

(3) Amounts are calculated by multiplying the number of units shown in the table by $1.99 per share, which is the closing price of our common stock on July 2, 2015, the last trading day of fiscal year 2015.

(4) Based on Company performance, these 2014 PRSUs were not earned and were forfeited after fiscal year end. See “Compensation Components – Long-Term Equity Incentive Awards – Restricted Stock Units – Fiscal 2014 PRSUs-Results” section in the CD&A for a complete description.

(5) These PRSUs only vest upon the Company’s achievement of pre-established one-year Adjusted EBITDA performance target relating to the fiscal 2015 performance period. Due to the Company achieving Threshold

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COMPENSATION TABLES AND RELATED INFORMATION

Adjusted EBITDA performance, 50% of these PRSUs were deemed earned by Compensation Committee after fiscal year end and the PRSUs shall vest ratably on each of the first, second and third anniversaries of the grant date, subject to the recipient’s continued employment through each vesting date. See “Compensation Components – Long-Term Equity Incentive Awards – Restricted Stock Units – Fiscal 2015 PRSUs” section in the CD&A for a complete description.

(6) These time-vesting RSUs vest over four years, with 25% of the award vesting annually on the anniversary of the grant date.

(7) These PRSUs were deemed 100% earned by the Compensation Committee after fiscal year end and the PRSUs shall vest ratably on each of the first, second and third anniversaries of the grant date, subject to the recipient’s continued employment through each vesting date. See “Compensation Components – Long-Term Equity Incentive Awards – Mr. Horvath’s LTI Grants” section in the CD&A for a complete description.

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bebe stores, inc.	35

COMPENSATION TABLES AND RELATED INFORMATION

Option Exercises and Stock Vested

During Fiscal 2015

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jim Wiggett	–	–	–	–
Liyuan Woo	–	–	10,799	$26,216
Darren Horvath	–	–	–	–
Brigitte Bogart	–	–	–	–
Larry Smith	–	–	5,222	$15,509

Employment, Severance, Change in Control Arrangements

We entered into an employment agreement with Mr. Wiggett in connection with his appointment as our Chief Executive Officer in December 2014, pursuant to which he is eligible for severance and change in control benefits under certain conditions from the Company. Mr. Wiggett’s employment agreement has a term of three years, with automatic one year renewals unless either party gives ninety days advance written notice of non-renewal. In addition, we entered into severance and change in control agreements with Mses. Woo and Bogart and Mr. Smith (referenced herein as the “S&CC Agreements”), pursuant to which each of the executives is eligible for certain levels of severance benefits in certain circumstances.

Jim Wiggett Employment Agreement

Pursuant to Mr. Wiggett’s employment agreement with the Company (the “Wiggett Employment Agreement”), dated as of December 15, 2014, if Mr. Wiggett’s employment is terminated by the Company without cause or by Mr. Wiggett as a constructive termination, other than during the twelve (12) month period following a change in control, subject to Mr. Wiggett’s execution and delivery to the Company of a general release of claims that becomes effective and irrevocable, Mr. Wiggett will be entitled to the following benefits:

•

lump sum cash payment in an amount equal to 100% of Mr. Wiggett’s annual base salary as of the date of termination, payable on the first regular payroll date following the date the release of claims becomes effective and irrevocable;

•	accelerated pro-rata vesting of all outstanding time-vested equity awards held by Mr. Wiggett, based on the number of months Mr. Wiggett was employed during the vesting period; and

•	payment or reimbursement of a monthly amount equal to the COBRA premiums for Mr. Wiggett and his covered dependents for up to one year following the date of termination.

If Mr. Wiggett’s employment is terminated by the Company without cause or by Mr. Wiggett as a constructive termination within the twelve (12) month period following a change in control, subject to Mr. Wiggett’s execution and delivery to the Company of a general release of claims that becomes effective and irrevocable, Mr. Wiggett will be entitled to the following benefits:

•

lump sum cash payment in an amount equal to 100% of Mr. Wiggett’s annual base salary as of the date of termination, payable on the first regular payroll date following the date the release of claims becomes effective and irrevocable;

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COMPENSATION TABLES AND RELATED INFORMATION

•	accelerated vesting of all outstanding equity awards held by Mr. Wiggett; and

•	payment or reimbursement of a monthly amount equal to the COBRA premiums for Mr. Wiggett and his covered dependents for up to one year following the date of termination.

Further, in the event of a change in control, Mr. Wiggett shall receive a pro-rated annual bonus, based on the number of days in the fiscal year prior to the consummation of the change in control and the performance achieved through the consummation of the change in control, as adjusted to give effect to the shortened measurement period, payable on or as soon as practicable following the change in control.

If any payment or benefit Mr. Wiggett would receive from the Company pursuant to the Wiggett Employment Agreement or otherwise (“Payment”) would constitute “parachute payments” under Section 280G of the Code, Mr. Wiggett is entitled to receive either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) or (ii) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes and Excise Tax results in the receipt, on an after-tax basis, of the greater economic benefit.

The Wiggett Employment Agreement mandates that Mr. Wiggett enters into a confidentiality agreement with the Company. Further, Mr. Wiggett is subject to certain restrictive covenants, including a non-solicitation restrictive covenant for one year following the termination of employment.

Other Executive Officers

Pursuant to the S&CC Agreement, if the executive’s employment is terminated by the Company without cause or by the executive as a constructive termination, other than during the twelve (12) month period following a change in control, subject to the executive’s execution and delivery to the Company of a general release of claims that becomes effective and irrevocable, the executive will be entitled to the following benefits:

•

lump sum payment of one times the annual base salary in effect at the time of such termination (Ms. Woo is entitled to 1.5 times annual base salary) plus the bonus payment at target for the year in which severance occurs, regardless of whether it would have been earned or not, less authorized deductions and applicable withholding taxes;

•	continued healthcare benefits for the individual and dependents for up to 12 months (Ms. Woo is entitled to up to 18 months); and

•	specified outplacement assistance.

In addition, the S&CC Agreement provides that should the executive experience a termination of employment by the Company without cause or by the executive as a constructive termination during the twelve (12) month period following a change in control, subject to the executive’s execution and delivery to the Company of a general release of claims that becomes effective and irrevocable, such executive would be entitled to all benefits following such a termination outside of the twelve month period following a change in control, plus the added benefit of having all unvested equity awards accelerate and vest immediately.

The S&CC Agreement also mandates the individual to enter into a confidentiality agreement with the Company, includes a mutual non-disparagement clause and mandates that any disputes arising out of the content of the Agreement is to be submitted to binding arbitration.

Mr. Larry Smith entered into a separation agreement on November 21, 2014, and separated from the Company on December 16, 2014. The Company paid Mr. Smith a lump sum severance payment of $502,500, which represented one year of his annual base salary and his target bonus as of the date of termination. Pursuant to the Separation Agreement, the Company will pay or reimburse Mr. Smith for the COBRA premiums for him and his covered dependents for up to one year following the date of termination and reimbursement of outplacement services for up to twelve (12) months, up to an aggregate of $15,000. Further, Mr. Smith had six (6) months from his date of employment termination to exercise vested options. Mr. Smith executed a release of claims pursuant to the separation agreement and he is subject to certain restrictive covenants, including non-disparagement, confidentiality and one year non-solicitation covenants.

bebe stores, inc.	37

COMPENSATION TABLES AND RELATED INFORMATION

The table below sets forth the estimated current value of payments and benefits to each of our NEOs (other than Mr. Smith, who separated from the Company on December 16, 2014) upon a change in control, an involuntary termination and involuntary termination in connection with a change in control (“CIC Termination”), assuming that the triggering events occurred on July 4, 2015. The actual amounts of payments and benefits that would be provided can only be determined at the time of a change in control and/or separation from the Company.

Name and Trigger	Severance	Pro-Rata Bonus	Valuation of Equity Vesting Acceleration(2)	Health Benefits	Outplacement Services	Total Value
Jim Wiggett
Change in Control(1)	–	$207,692	–	–	–	$207,692
Involuntary Termination	$800,000	–	$187,737	$23,290	–	$1,011,027
CIC Termination	$800,000	–	$1,501,887	$23,290	–	$2,325,177
Liyuan Woo
Change in Control	–	–	–	–	–	–
Involuntary Termination	$1,125,000	–	–	$48,787	$15,000	$1,188,787
CIC Termination	$1,125,000	–	$307,958	$48,787	$15,000	$1,496,745
Darren Horvath
Change in Control	–	–	–	–	–	–
Involuntary Termination	–	–	–	–	–	–
CIC Termination	–	–	–	–	–	–
Brigitte Bogart
Change in Control	–	–	–	–	–	–
Involuntary Termination	$675,000	–	–	$34,656	$15,000	$724,656
CIC Termination	$675,000	–	$119,400	$34,656	$15,000	$844,056

(1) These amounts include the pro-rata annual bonus based on the number of days in the fiscal year prior to the consummation of the change in control and performance achieved through the consummation of the change in control, as adjusted to give effect to the shortened measurement period, pursuant to the Wiggett Employment Agreement.

(2) We assume that in the event of a change in control only, the outstanding equity are assumed or substantially similar new rights are substituted therefor by the acquirer. The amount shown in the table includes the value of the RSUs and PRSUs, as appropriate, for which vesting is deemed accelerated in an Involuntary Termination or CIC Termination, based on a $1.99 per share closing price of the Company on July 2, 2015. Since all of the stock options held by the NEOs have exercise prices above the $1.99 per share closing price of the Company on July 2, 2015, no amounts were included with regard to the acceleration of stock options.

bebe stores, inc.	38

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Our Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation and Management Development Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended July 4, 2015.

The foregoing Report of our Compensation and Management Development Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by us with the SEC, except to the extent specifically incorporated by reference.

Seth Johnson, Chair

Corrado Federico

Blair Lambert

Robert Galvin

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bebe stores, inc.	39

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee selected Deloitte & Touche LLP as the independent registered public accounting firm to audit both our consolidated financial statements and internal control over financial statements for the fiscal year ending July 2, 2016. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires and to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors, however, is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board of directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

The affirmative vote of a majority of votes cast at the Annual Meeting of Shareholders, at which a quorum is present, is required for approval of this proposal. If no vote is indicated on the proxy, except in the case of a broker non-vote, the shares will be voted for the proposal. Abstentions and broker non-votes will not affect the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 2, 2016.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to us for the fiscal years ended July 5, 2014 and July 4, 2015 by our principal accounting firm, Deloitte & Touche LLP:

	2014	2015
Audit Fees(1)	$1,655,000	$1,285,576
Other Fees(2)	17,750	0
Audit Related Fees(3)		24,500

Total	$1,657,000	$1,310,076

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements and internal control over financial reporting, the review of our interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings and engagements, including SEC comment letters.

(2)	Other Fees consist primarily of license fees related to an accounting research database in the amount of $2,000 in each of the listed years and, added to fiscal 2014, $15,750 for subscription access to a talent management, learning organization and leadership development research.

(3)	Audit Related Fees consist of fees billed for professional services rendered in connection with the filing of a Registration Statement on Form S-3 in June 2015.

bebe stores, inc.	40

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approves the audit services to be provided by Deloitte & Touche LLP during the year. With minor and immaterial exceptions, all of the services provided in fiscal 2015 were approved in advance by the Audit Committee. Any services Deloitte & Touche performed, in addition to those pre-approved, were discussed and approved both at the time of service and after the end of the fiscal year.

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bebe stores, inc.	41

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and our financial reporting on behalf of the board of directors. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations and providing a report on management’s assessment of our internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements, expressing an opinion as to the conformity of our audited financial statements with accounting principles generally accepted in the United States, and providing an attestation report on the effectiveness of our internal control over financial reporting.

The Audit Committee currently consists of four directors, each of whom, in the judgment of the board, is an independent director for purposes of the Nasdaq Listing Rules as they apply to audit committee members.

The Audit Committee has discussed and reviewed with Deloitte & Touche all matters required by the applicable regulations prescribed by the Public Company Accounting Oversight Board and Securities and Exchange Commission. The Audit Committee also received from Deloitte & Touche LLP written disclosures and the letter, required by the applicable regulations of the Public Company Accounting Oversight Board, regarding the independent accountant’s independence. The Audit Committee has discussed the matter of independence of Deloitte & Touche LLP with that firm, including a review of both audit and non-audit fees, and satisfied itself as to the auditors’ independence.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited consolidated financial statements. The Audit Committee has met with Deloitte & Touche, with and without management present, to discuss the overall scope of Deloitte & Touche audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 4, 2015.

Blair Lambert, Chair

Brett Brewer

Seth Johnson

Robert Galvin

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bebe stores, inc.	42

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 1, 2015, with respect to the beneficial ownership of our common stock by (i) all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock, (ii) each of our directors and director-nominees, (iii) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (iv) all of our executive officers and directors as a group:

	Shares Owned(1)
Name and Address of Beneficial Owners(2)	Number of Shares	Percentage of Class%
Manny Mashouf(3)	46,556,305	58.3
Brett Brewer	0	*
Corrado Federico(4)	357,031	*
Seth Johnson	0	*
Blair Lambert	0	*
Robert Galvin	20,000	*
Jim Wiggett	35,000
Liyuan Woo	121,337	*
Darren Horvath(5)	7,824
Brigitte Bogart(6)	55,000	*
Lawrence Smith	7,722	*
All directors, director nominees and executive officers as a group (11 persons)(7)	47,160,219	59.0

*	Less than 1%

(1)

Number of shares beneficially owned and the percentage of shares beneficially owned are based on 79,862,696 shares outstanding as of October 1, 2015. We determine beneficial ownership in accordance with the rules of the SEC and a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of outstanding options. Shares of common stock subject to options granted under bebe’s 1997 Plan, as amended, that are currently exercisable or exercisable within 60 days of October 1, 2015 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding or to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Unless otherwise noted, the address of each beneficial owner is c/o bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

(3)

Includes 357,750 shares held in trusts for the benefit of Mr. Mashouf’s children, as to which Mr. Mashouf disclaims beneficial ownership, 12,000,000 shares held by the Manny Mashouf Charitable Remainder Trust dated 01/23/14, 561,994 shares held by the Manny Mashouf Foundation, 33,636,561 shares owned by the Manny Mashouf Living Trust of which Mr. Mashouf is trustee.

(4)	Includes 307,770 shares subject to options exercisable within 60 days of October 1, 2015.

(5)	Includes 5,581 shares subject to options exercisable within 60 days of October 1, 2015 and 2,243 RSUs vesting or settled within 60 days of October 1, 2015.

bebe stores, inc.	43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(6)	Includes 15,000 shares held by the Bogart Trust shared with her husband.

(7)	Includes 437,506 shares subject to options exercisable within 60 days of October 1, 2015 and 2,243 RSUs vevesting or settled within 60 days of October 1, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and persons who beneficially own more than 10% of bebe’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the forms received by us or written representations from certain Reporting Persons, we believe that all Reporting Persons complied with all applicable reporting requirements during the fiscal year ended July 4, 2015, except for Darren Horvath, who had a late Form 3 and 4 to report an equity grant of 22,321 options, 17,943 PRSUs and 8,971 RSUs due to an administrative error by the Company.

Equity Compensation Plan Information

The following table provides information as of July 4, 2015 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
	(a)	(b)	(c)

Equity compensation plans approved by shareholders	2,158,560	$6.55	6,223,772

Equity compensation plans not approved by shareholders	0	0	0

Total	2,158,560	$6.55	6,223,772

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bebe stores, inc.	44

PROPOSAL THREE: APPROVAL OF AMENDMENT TO BEBE’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

Overview

Our Board has adopted a resolution declaring advisable, and recommending to our stockholders for their approval, an amendment to Article III of our Articles of Incorporation effecting (i) a reverse stock split of all of the outstanding shares of our Common Stock at a ratio of 1-for-3 and (ii) a corresponding reduction in the total number of authorized shares of our common stock from 135,000,000 to 45,000,000 (the “Reverse Stock Split”), with the final decision whether to proceed with the filing of the amendment to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 15, 2016. The form of the proposed Amended and Restated Articles of Incorporation is attached to this proxy statement as Appendix A (the “Reverse Stock Split Charter”).

If this Proposal is approved, the Board would have the sole discretion to elect to effect the Reverse Stock Split, or not to effect the Reverse Stock Split if they concluded it was not in the best interest of the stockholders of the Company. Providing this authority to the Board rather than mere approval of an immediate Reverse Stock Split, would give the Board flexibility to react to market conditions and act in the best interests of the Company and our stockholders. The Company believes that giving the Board the authority, but not the mandate, to execute the Reverse Stock Split will provide it with the flexibility to implement the Reverse Stock Split, if it does at all, at a time that it believes would be advantageous for the Company and its stockholders. In determining whether to effect the Reverse Stock Split, the Board may consider, among other things, factors such as:

¡	the listing requirements of the NASDAQ Stock Market and other stock exchanges;

¡	the approval by our shareholders to grant the Board authority to effect the Reverse Stock Split;

¡	the historical trading price and trading volume of our Common Stock;

¡	the number of shares of our Common Stock outstanding;

¡	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

¡	the likely effect on the market price of our Common Stock; and

¡	prevailing general market and economic conditions.

If the Board determines to effect the Reverse Stock Split, the Company would file an amendment to our Articles of Incorporation with the California Secretary of State, which would be substantially in the form of the Reserve Stock Split Amendment attached to this proxy statement as Appendix A. The Company would also obtain a new CUSIP number for the Common Stock at the time of the Reverse Stock Split. The Company must provide the Financial Industry Regulatory Authority with at least ten (10) calendar days advance notice of the record date of the Reverse Stock Split in compliance with Rule 10b-17 under the Exchange Act.

bebe stores, inc.	45

PROPOSAL THREE: APPROVAL OF AMENDMENT TO BEBE’S AMENDED AND

RESTATED ARTICLES OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT OF OUR COMMON STOCK

Background and Reasons for the Reverse Stock Split Charter

On the date of the mailing of this proxy statement, our common stock was listed on the NASDAQ Stock Market under the symbol “BEBE.” The continued listing requirements of the NASDAQ Stock Market provide, among other things, that our common stock must maintain a closing bid price in excess of $1.00 per share. A failure to meet the continued listing requirement for minimum bid price will be determined by Nasdaq to exist if the deficiency continues for 30 consecutive business days, following which we would expect to receive a notice of non-compliance from Nasdaq. If we fail to achieve compliance within 180 calendar days from the date of such notification, we may be delisted.

Our Board has determined that the continued listing of our common stock on the NASDAQ Stock Market is beneficial for our stockholders. If our common stock is delisted from the NASDAQ Stock Market, the Board believes that the trading market for our common stock could become significantly less liquid, which could reduce the trading price of our common stock and increase the transaction costs of trading in shares of our common stock.

The purpose of the Reverse Stock Split is to decrease the total number of shares of our common stock outstanding and increase the market price of our common stock. The Board directors intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and our stockholders and is likely to improve the trading price of our common stock and improve the likelihood that we will be allowed to maintain our listing on the NASDAQ Stock Market.

If the Reverse Stock Split proposal is approved by our stockholders, the Board will have the discretion to implement the Reverse Stock Split or to not effect the Reverse Stock Split at all. The Board currently intends to effect the Reverse Stock Split unless it determines that doing so would not have the desired effect of further strengthening the price of our common stock, thereby maintaining the listing of our common stock on the NASDAQ Stock Market. If the trading price of our common stock increases without the Reverse Stock Split, the Reverse Stock Split may not be necessary. Following the Reverse Stock Split, if implemented, there can be no assurance that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the market price of the post-split common stock can be maintained above $1.00. There also can be no assurance that our common stock will not be delisted from the NASDAQ Stock Market for other reasons.

The market price of our common stock is dependent upon our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the reduced number of shares that will be outstanding after the Reverse Stock Split could significantly reduce the trading volume and otherwise adversely affect the liquidity of our common stock.

If our stockholders approve the Reverse Stock Split proposal at the annual meeting, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Reverse Stock Split is in the best interests of the Company and its stockholders at that time. No further action on the part of the stockholders will be required to either effect or abandon the Reverse Stock Split.

If our stockholders do not approve the Reverse Stock Split proposal and the minimum closing bid price of our common stock were to drop below $1.00 per share, we expect that our common stock will be delisted from the NASDAQ Stock Market.

We have not proposed the Reverse Stock Split in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our stockholders. Notwithstanding the decrease in the number of outstanding shares of common stock following the Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

bebe stores, inc.	46

PROPOSAL THREE: APPROVAL OF AMENDMENT TO BEBE’S AMENDED AND

RESTATED ARTICLES OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT OF OUR COMMON STOCK

We do not believe that our officers or directors have interests in this proposal that are different from or greater than those of any other of our stockholders.

Effects of the Reverse Stock Split

After the effective date of a proposed Reverse Stock Split, each stockholder will own a reduced number of shares of Common Stock. As of October 1, 2015, approximately 79,862,969 shares of Common Stock were issued and outstanding. As of the Record Date, the number of outstanding shares of Common Stock (excluding treasury shares) that would result from the Reverse Stock Split (without giving effect to the treatment of fractional shares) would be 26,620,989 resulting in a 66.7% reduction in the number of outstanding shares of Common Stock.

If implemented, the number of shares of our Common Stock owned by each of our stockholders will be reduced by the same proportion as the reduction in the total number of shares of our Common Stock outstanding. The Reverse Stock Split will affect all common stockholders uniformly and will not affect any stockholders’ percentage interest in the Company. Upon the effective date, the total number of authorized shares of the Company’s common stock will be reduced from 135,000,000 to 45,000,000. The Company will continue to have 1,000,000 million shares of authorized but unissued preferred stock. The par value for our Common Stock will adjust as a result of the Reverse Stock Split. None of the rights currently accruing to holders of our Common Stock will be affected by the Reverse Stock Split. The Reverse Stock Split will also not affect the ability of the Board to designate preferred stock, and the par value and authorized shares of the Company’s preferred stock will not be adjusted as a result of the Reverse Stock Split.

Stockholders should also recognize that once the Reverse Stock Split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the Reverse Stock Split divided by three). While we expect that the Reverse Stock Split will result in an increase in the per share price of our Common Stock, the Reverse Stock Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse stock split for companies in similar circumstances is varied. We cannot predict the effect of the Reverse Stock Split upon the market price over an extended period and, in some cases, the market value of a company’s common stock declines following a reverse stock split.

Once the Reverse Stock Split is effected and should the per-share price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Moreover, as a result of the Reverse Stock Split, some stockholders may own less than 100 shares of the Common Stock. A purchase or sale of less than 100 shares, known as an “odd lot” transaction, may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares of Common Stock.

No fractional shares of post-Reverse Stock Split Common Stock will be issued to any stockholder. In lieu of any such fractional share interest, each holder of pre-Reverse Stock Split Common Stock who would otherwise be entitled to receive a fractional share of post-Reverse Stock Split Common Stock will in lieu thereof be entitled to receive a cash payment equal to the product obtained by multiplying such fraction by the average closing price of the Corporation’s common stock as quoted on the NASDAQ Stock Market for the five trading days immediately preceding the filing date of the Reverse Stock Split Charter.

bebe stores, inc.	47

PROPOSAL THREE: APPROVAL OF AMENDMENT TO BEBE’S AMENDED AND

RESTATED ARTICLES OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT OF OUR COMMON STOCK

The proposed amendment to the Company’s Amended and Restated Articles of Incorporation to effect the Reverse Stock Split will not affect the par value of our Common Stock per share, which will remain no par value per share.

Effects of the Reverse Stock Split on Outstanding Options and Warrants to Purchase Common Stock

If the Reverse Stock Split is effected, any outstanding options or warrants entitling their holders to purchase shares of our Common Stock will be proportionately changed by our Board in the same ratio as the reduction in the number of shares of outstanding Common Stock, except that any fractional shares resulting from such reduction will be rounded down to the nearest whole share to comply with the requirements of Code Section 409A. Correspondingly, the per share exercise price of such options or warrants will be increased in direct proportion to the Reverse Stock Split ratio determined by the Board, so that the aggregate dollar amount payable for the purchase of the shares subject to such securities will remain unchanged.

No Appraisal Rights

No stockholder will have appraisal or dissenter’s rights with respect to the Proposal.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders (as defined below). This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to U.S. holders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

This discussion does not address tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, partnerships (or other flow-through entities for U.S. federal income purposes and their partners or members), persons who acquired their shares in connection with employment or other performance of services, broker-dealers, foreign entities, nonresident alien individuals and tax-exempt entities. This summary also assumes that the shares of Common Stock are held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

¡	an individual citizen or resident of the United States;

¡	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

¡	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

¡

a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Pursuant to the Reverse Stock Split, each holder of our Common Stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer shares of our Common Stock after consummation of the Reverse Stock Split.

A stockholder generally will not recognize a gain or loss by reason of such stockholder’s receipt of post-Reverse Stock Split shares pursuant to the Reverse Stock Split solely in exchange for pre-Reverse Stock Split

bebe stores, inc.	48

PROPOSAL THREE: APPROVAL OF AMENDMENT TO BEBE’S AMENDED AND

RESTATED ARTICLES OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT OF OUR COMMON STOCK

shares held by such stockholder immediately prior to the Reverse Stock Split. A stockholder’s aggregate tax basis in the post-Reverse Stock Split shares received pursuant to the Reverse Stock Split (including any fractional shares) will equal the stockholder’s aggregate basis in pre-Reverse Stock Split shares exchanged therefore and will be allocated among the post-Reverse Stock Split shares received in the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in the pre-Reverse Stock Split shares held immediately prior to the Reverse Stock Split should consult their own tax advisers to determine their basis in the post-Reverse Stock Split shares received in exchange therefor in the Reverse Stock Split. A stockholder’s holding period in the post-Reverse Stock Split shares received pursuant to the Reverse Stock Split will include the stockholder’s holding period in the pre-Reverse Stock Split shares surrendered in exchange therefore, provided the pre-Reverse Stock Split shares surrendered are held as capital assets at the time of the Reverse Stock Split.

No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Exchange Act Matters

Our Common Stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split, if implemented, will not affect the registration of our Common Stock under the Exchange Act or our reporting or other requirements thereunder. The CUSIP number for our Common Stock will also change in connection with the Reverse Stock Split and will be reflected on new certificates issued by the Company and in electronic entry systems.

Effective Date

A proposed Reverse Stock Split, if approved by our stockholders, would become effective when an amended and restated copy of our Articles of Incorporation is filed with the California Secretary of State, which would be substantially in the form of the Reverse Stock Split Charter attached to this proxy statement as Appendix A. On the effective date of the Reverse Stock Split, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the Reverse Stock Split. As soon as practical after the effective date, the stockholders will be notified that the Reverse Stock Split has been effected.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Stock Split, the Company intends to treat stockholders holding shares of our Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name”; however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our Common Stock with a bank, broker or other nominee, and have any questions in this regard, we encourage you to contact your nominee.

Effect on “Book-Entry” Stockholders of Record

The Company’s stockholders of record may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares of Common Stock registered in their accounts.

If you hold registered pre-Reverse Stock Split shares in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares in registered book-entry form, if applicable. A transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the Reverse Stock Split indicating the number of post-Reverse Stock Split shares you hold.

bebe stores, inc.	49

PROPOSAL THREE: APPROVAL OF AMENDMENT TO BEBE’S AMENDED AND

RESTATED ARTICLES OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT OF OUR COMMON STOCK

Exchange of Stock Certificates

Some stockholders of record hold their shares of our Common Stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our Common Stock are held in certificate form, our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective time, a letter of transmittal will be sent to our stockholders of record as of the effective time for purposes of surrendering to the transfer agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time of the Reverse Stock Split, any certificates formerly representing pre-Reverse Stock Split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-Reverse Stock Split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Required Vote

The approval of the amendment to our certificate of incorporation to effect (i) a reverse stock split of our common stock at a ratio of 1-for-3 and (ii) a corresponding reduction in the total number of authorized shares of our common stock from 135,000,000 to 45,000,000, requires the affirmative vote of a majority of votes cast at the Annual Meeting of Shareholders, at which a quorum is present, is required for approval of this proposal. If no vote is indicated on the proxy, except in the case of a broker non-vote, the shares will be voted for the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT OF OUR COMMON STOCK AND CORRESPONDING REDUCTION IN THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

bebe stores, inc.	50

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Shareholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in our proxy materials for the 2016 annual meeting, we must receive the proposal at our principal executive offices, addressed to the Secretary, not later than July 2, 2016. In addition, shareholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our bylaws, addressed to the Secretary at our principal executive offices, not later than July 2, 2016.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business that the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple shareholders sharing the same address, unless we have received contrary instructions from one or more of the shareholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, at 400 Valley Drive, Brisbane, CA 94005, 415-715-3900. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a shareholder sharing an address with another of our shareholders and wish to have your future proxy statements and annual reports householded, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Fiscal 2015 Form 10-K as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, through the investor relations section of our Internet website at http://www.bebe.com under the links “SEC Filings.” A request for a copy of such report should be directed to Gary Bosch, our Vice President, General Counsel and Corporate Secretary, at 400 Valley Drive, Brisbane, CA 94005, 415-715-3900.

bebe stores, inc.	51

Appendix A

FIFTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BEBE STORES, INC.

Jim Wiggett and Gary Bosch certify that:

1.   They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of bebe stores, inc., a California corporation (the “Corporation”).

2.   The Articles of Incorporation of this Corporation, as amended to the date of the filing of this certificate, are amended and restated to read in full as follows:

I.

The name of this Corporation is: bebe stores, inc.

II.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the California General Corporation Law (“CGCL”) other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporation Code.

III.

(a) Effective upon the filing of this Certificate of Incorporation with the Secretary of State of the State of California (the “Effective Time”):

Each three (3) shares of Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”).

Each stock certificate representing shares of Common Stock immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of Common Stock into which such shares shall have been reclassified pursuant to the Reverse Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry share(s)) evidencing and representing the number of shares of Common Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Reverse Stock Split.

No fractional shares shall be issued for shares of Common Stock pursuant to the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board of Directors of the Corporation). All share, per share and dollar references in this Certificate of Incorporation shall be adjusted for the Reverse Stock Split only as explicitly provided herein.

(b) This Corporation is authorized to issue two classes of shares, designated “Common Stock” with a par value of $0.001 per share and “Preferred Stock” with a par value of $0.001 per share. The total number of shares which this Corporation is authorized to issue is 46,000,000. The number of shares of Preferred Stock which this Corporation is authorized to issue is 1,000,000. The number of shares of Common Stock which this Corporation is authorized to issue is 45,000,000.1

bebe stores, inc.	A-1

The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

IV.

(a) The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b) This Corporation is authorized to provide, whether by bylaw, agreement or otherwise, for the indemnification of agents (as defined in Section 317 of the CGCL) of this Corporation in excess of that expressly permitted for those agents by Section 317 of the CGCL, for breach of duty to this Corporation and its shareholders to the extent permissible under California law (as now or hereafter in effect). In furtherance and not in limitation of the powers conferred by statute:

(i) this Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this Corporation, or is serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each an “Indemnified Party”), against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not this Corporation would have the power to indemnify against such liability under the provisions of law; and

(ii) this Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification, to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

No such agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

(c) Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this Corporation shall not adversely affect any right or protection of a current or former Indemnified Party existing at the time of such repeal of modification

V.

Cumulative voting for the election of directors of the Corporation shall be eliminated effective upon the date when the Corporation becomes, and for as long as the Corporation is, a “listed corporation” within the meaning of Section 301.5 of the CGCL.

3. The foregoing Fifth Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

4. The Corporation has only one class of shares outstanding. There are no shares of Preferred Stock outstanding.

5. In accordance with Section 903 of the CGCL, the requisite shareholders of the Corporation approved the foregoing Fifth Amended and Restated Article of Incorporation on December 15, 2015 at the Corporation’s annual meeting.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

bebe stores, inc.	A-2

Each of the undersigned certify under penalty of perjury under the laws of the State of California that they have read the foregoing Fifth Amended and Restated Articles of Incorporation and knows the contents thereof, and that the statements therein are true.

Executed in Brisbane, California, on                     ,     , 20    .

Jim Wiggett, Chief Executive Officer

Gary Bosch, Secretary

bebe stores, inc.	A-3

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 A  Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2 and FOR Proposal 3.

1. To elect the six (6) directors named in the Proxy Statement to hold office for a one year term and until their successors are duly elected and qualified;
			For	Withhold					For	Withhold		For	Withhold	+
	01 -	Manny Mashouf	☐	☐	02 -	Brett Brewer			☐	☐	03 - Corrado Federico	☐	☐

	04 -	Robert Galvin	☐	☐	05 -	Seth Johnson			☐	☐	06 - Jim Wiggett	☐	☐

					For	Against	Abstain					For	Agains	Abstain
2.	To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending July 2, 2016.				☐	☐	☐	3.

To approve an amendment to our Amended and Restated Articles of Incorporation to effect (i) a reverse stock split of our common stock at a ratio of 1-for-3 and (ii) a corresponding reduction in the total number of authorized shares of our common stock from 135,000,000 to 45,000,000, with the final decision whether to proceed with the filing of the amendment to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 15, 2016

												☐	☐	☐

 B  Non-Voting Items

Change of Address — Please print new address below.

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1UPX	+
026S9D

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — bebe stores, inc.

Proxy for 2015 Annual Meeting of Shareholders

Solicited by the Board of Directors

The undersigned hereby constitutes and appoints Jim Wiggett and Gary Bosch, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc. which the undersigned is entitled to vote at the bebe stores, inc. 2015 Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 400 Valley Drive, Brisbane, California 94005 on December 15, 2015 at 9:30 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in bebe’s proxy statement, receipt of which is acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR the Company’s nominees for election to the Board of Directors, FOR ratification of Deloitte & Touche LLP and FOR amendment to our Amended and Restated Articles of Incorporation to effect (i) a reverse stock split of our common stock at a ratio of 1-for-3 and (ii) a corresponding reduction in the total number of authorized shares of our common stock from 135,000,000 to 45,000,000, with the final decision whether to proceed with the filing of the amendment to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 15, 2016, and as said proxies deem advisable on such other routine matters as may properly come before the meeting.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 A  Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2 and FOR Proposal 3.

1. To elect the six (6) directors named in the Proxy Statement to hold office for a one year term and until their successors are duly elected and qualified;
			For	Withhold					For	Withhold		For	Withhold	+
	01 -	Manny Mashouf	☐	☐	02 -	Brett Brewer			☐	☐	03 - Corrado Federico	☐	☐

	04 -	Robert Galvin	☐	☐	05 -	Seth Johnson			☐	☐	06 - Jim Wiggett	☐	☐

					For	Against	Abstain					For	Against	Abstain
2.	To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending July 2, 2016.				☐	☐	☐	3.

To approve an amendment to our Amended and Restated Articles of Incorporation to effect (i) a reverse stock split of our common stock at a ratio of 1-for-3 and (ii) a corresponding reduction in the total number of authorized shares of our common stock from 135,000,000 to 45,000,000, with the final decision whether to proceed with the filing of the amendment to be determined by the Board of Directors, in its discretion, following stockholder approval (if received), but not later than December 15, 2016

												☐	☐	☐

 B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1UPX	+
026SAE

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — bebe stores, inc.

Proxy for 2015 Annual Meeting of Shareholders

Solicited by the Board of Directors

The undersigned hereby constitutes and appoints Jim Wiggett and Gary Bosch, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc. which the undersigned is entitled to vote at the bebe stores, inc. 2015 Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 400 Valley Drive, Brisbane, California 94005 on December 15, 2015 at 9:30 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in bebe’s proxy statement, receipt of which is acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR ratification of Deloitte & Touche LLP, and as said proxies deem advisable on such other routine matters as may properly come before the meeting.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.